Exhibit 10.1

TRANSITION SERVICES AGREEMENT

dated as of                     , 2017

between

MetLife Services and Solutions, LLC

and Brighthouse Services, LLC

And for purposes of Article VIII only,

MetLife, Inc.

and

Brighthouse Financial, Inc.

i

ii

Section 7.13.	Counterparts	56

ARTICLE VIII OBLIGATIONS OF PARENT AND BHF		57

Section 8.01.	Obligations of Parent	57

Section 8.02.	Obligations of BHF	57

iii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated and effective as of                     , 2017 (the “Effective Date”), is entered into by and between MetLife Services and Solutions, LLC, a Delaware limited liability company (“MSS”), and Brighthouse Services, LLC, a Delaware limited liability company (the “Company”), and for purposes of Article VIII only, among MetLife, Inc., a corporation organized under the laws of Delaware (the “Parent”) and Brighthouse Financial, Inc., a corporation organized under the laws of Delaware (“BHF”).

RECITALS

WHEREAS, the Parent directly owns a one hundred percent (100%) interest in BHF;

WHEREAS, the Parties anticipate that some or all of the Shares will be distributed to shareholders and/or sold in one or more offerings (“Separation”);

WHEREAS, the Parties anticipate that the Company Entities will no longer be Affiliates of the Parent Group at some point in time (“Disaffiliation”); and

WHEREAS, in connection with the Separation and Disaffiliation (which may or may not be the same day), MSS shall provide or cause to be provided to the Company Group Members, and the Company shall provide or cause to be provided to the Parent Group, certain services, access to facilities, equipment, software and other assistance on a transitional basis commencing on the Effective Date and in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms.

(a) The following capitalized terms used in this Agreement have the meanings set forth below:

“Acquired Resource” has the meaning set forth in Section 6.03(c).

“Affiliate” (and, with a correlative meaning, “affiliated”) means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, however, that from and after the Disaffiliation Date, no member of the Company Group shall be deemed an Affiliate of any member of the MetLife Group for purposes of this Agreement and no member of the MetLife Group shall be deemed an Affiliate of any member of the Company Group for purposes of this Agreement. For purposes of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) of a Person means the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person or the power to appoint and remove a majority of the members of the board of directors, whether through the ownership of voting securities or other ownership interests, by contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than fifty percent (50%) of the voting securities of such corporation or the voting interest of such partnership or limited liability company.

“Agreed Price” has the meaning set forth in Schedule 3.01(b).

“Agreed Service Fee” has the meaning set forth in Schedule 3.01(b).

“Agreed Term” has the meaning set forth in Section 6.01(a).

“Agreement” has the meaning set forth in the Preamble.

“Applicable Rate Card” has the meaning set forth in Schedule 3.01(b).

“BHF” has the meaning set forth in the Preamble.

“Breakage” means the loss or gain resulting from an administrative transaction involving a variable Insurance Contract for which the accumulation unit value on the actual process date of the transaction is different from the accumulation unit value on the date on which the transaction should have been processed under applicable federal securities Laws.

“Business Day” means any day, other than a Saturday, Sunday or other day on which banks located in the State of New York are authorized or required to close.

“Change” has the meaning set forth in Section 2.12(a).

“Change Request” has the meaning set forth in Section 2.12(b).

“Change Request Proposal” has the meaning set forth in Section 2.12(b).

“Commitment” has the meaning set forth in Section 2.08.

“Company” has the meaning set forth in the Preamble.

“Company Contract Manager” has the meaning set forth in Section 2.24(a)(i).

“Company Group” means the Company and the entities set forth on Exhibit 1; and “Company Group Member” means any of the Company Group.

“Company Indemnified Parties” has the meaning set forth in Section 5.01(a).

“Company Indemnitors” has the meaning set forth in Section 5.01(b).

“Company Received Omitted Facilities” has the meaning set forth in Section 2.03(a).

“Company Received Omitted Services” has the meaning set forth in Section 2.03(a).

“Company Received Facilities” has the meaning set forth in Section 2.02.

“Company Received Services” has the meaning set forth in Section 2.01.

“Company Work Product” has the meaning set forth in Section 2.19(b).

“Confidential Information” has the meaning set forth in Section 7.01(a).

“Contract Managers” means the Company Contract Manager and the MSS Contract Manager.

“Copyrights” means copyrights and copyrightable works, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof and all rights therein whether provided by international treaties or conventions or otherwise.

“Covered Party” means the holder of an individual Insurance Contract (e.g., an individual insured), the holder of a group Insurance Contract (e.g., an employer or other entity or individual who holds a group Insurance Contract covering one or more individuals) or an individual who is covered under a group Insurance Contract, including the insured, annuitant, owner, payor, payee or beneficiary under the Insurance Contract.

“Disaffiliation” has the meaning set forth in the Recitals.

“Disaffiliation Date” means the first date on which the Company Entities are no longer Affiliates of Parent.

“Dispute” has the meaning set forth in Section 7.09(a).

“Effective Date” means                     , 2017.

“Enabling Changes Anticipated Spend” has the meaning set forth in Section 2.12(d).

“EP Amount” means an amount that would not have been paid or payable to (i) a Covered Party, (ii) an insurance producer authorized by a Company Group Member or a Parent Group Member, as applicable, to market, solicit, sell or negotiate Insurance Contracts, or (iii) a Person claiming to be any of the foregoing, if the relevant Provider had performed the applicable Services in accordance with such Provider’s procedures, including: (a) insurance claims payments based upon an Insurance Contract paid by a Provider to a Person other than the beneficiary listed in such Insurance Contract; (b) loan proceeds based upon an Insurance Contract paid by a Provider to a Person other than the owner listed in such Insurance Contract;

(c) surrenders or withdrawals based upon an Insurance Contract paid by a Provider to a Person other than the owner of such Insurance Contract; and (d) overpayments made to any Person in connection with a claim, loan, surrender or withdrawal.

“Extended Scheduled Term” has the meaning set forth in Section 6.01(a).

“Facilities” means the Scheduled Facilities, the Omitted Facilities, and the Resumed Facilities.

“Force Majeure” means, with respect to a Party, an event (a) beyond the control of such Party (or any Person acting on its behalf), including acts of God, storms, floods, riots, fires, earthquakes, sabotage, civil commotion or civil unrest, strikes, lockouts, labor difficulties, interference by civil or military authorities, riots, insurrections or other hostilities, embargo, fuel or energy shortage, acts of Governmental Entities (including bank Effective Dates and seizures and orders), acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure or interruption of networks or energy sources and (b) that is not reasonably likely to have been prevented by the Party’s commercially reasonable precautions or commercially accepted processes or by the Party’s implementation of its disaster recovery and business continuity plans and policies.

“Fully Burdened Cost” has the meaning set forth in Schedule 3.01(b).

“Governmental Entity” means any federal, state, local, domestic or foreign agency, court, tribunal, regulatory or administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or self-regulatory organization (including FINRA) with competent jurisdiction.

“Government Recipients” has the meaning set forth in Section 7.01(b).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“Indemnified Party” means either a Company Indemnified Party or a MSS Indemnified Party.

“Indemnitor” means a Party providing an indemnity hereunder pursuant to ARTICLE V.

“Initial Scheduled Term” has the meaning set forth in Section 6.01(a).

“Inspection” has the meaning set forth in Section 2.25(b).

“Insurance Contract” means a Company Group Member or a Parent Group Member, as applicable, insurance policy or annuity contract, including certificates or any other document confirming coverage, whether a stand-alone individual policy or a group policy, and whether originally issued by the Company Group Member or Parent Group Member or acquired by such Company Group Member or Parent Group Member by assumption, transfer of ownership, reinsurance, coinsurance or otherwise.

“Intellectual Property” means all of the following, whether protected, created or arising under the laws of the United States or any other foreign jurisdiction, including: (i) patents, patent applications (along with all patents issuing thereon), statutory invention registrations, divisions, continuations, continuations-in-part, substitute applications of the foregoing and any extensions, reissues, restorations and reexaminations thereof, and all rights therein provided by international treaties or conventions; (ii) trademarks, service marks, trademark and service mark applications and registrations, trade names, service names, taglines, slogans, industrial designs, brand names, brand marks, trade dress, identifying symbols, logos, emblems, signs or insignia, monograms, domain names, domain name locators, meta tags, website search terms and key words, and other identifiers of source, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (iii) Copyrights; (iv) trade secrets, know-how, and other confidential and proprietary information including confidential or proprietary data contained in databases, and confidential or proprietary customer lists; (v) domain names and social media accounts; and (vi) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i) – (v) above.

“Interest Rate” means, on any date, two percent (2%) plus the “effective” federal funds rates reported in the “Money Rates” section of the Eastern Edition of The Wall Street Journal published for such date (or, if the “effective” federal funds rate is not so reported on such date, on the immediately preceding date for which such “effective” federal funds rate was so reported).

“Knowledge Transfer Services” has the meaning set forth in Section 2.04.

“Law” means, with respect to any Person, any statute, law, principle of common law, code, treaty, ordinance, rule or regulation of any Governmental Entity, including Privacy Laws.

“Licensee” has the meaning set forth in Section 2.19(a).

“Long-Term Data Access Agreement” means that certain letter agreement to be entered into between MSS and the Company related to the process by which they will agree to provide access to certain commingled information.

“Losses” means any actual loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, Tax or expense.

“Master Separation Agreement” means that certain agreement to be entered into between Parent and BHF, which will govern the parties’ relationship with respect to operations as a result of the Separation.

“Migration Services” has the meaning set forth in Section 2.23(a).

“MSS” has the meaning set forth in the Preamble.

“MSS Contract Manager” has the meaning set forth in Section 2.24(a)(ii).

“MSS Indemnified Parties” has the meaning set forth in Section 5.01(b).

“MSS Indemnitors” has the meaning set forth in Section 5.01(a).

“MSS Received Facilities” has the meaning set forth in Section 2.02.

“MSS Received Omitted Facilities” has the meaning set forth in Section 2.03(a).

“MSS Received Omitted Services” has the meaning set forth in Section 2.03(a).

“MSS Received Services” has the meaning set forth in Section 2.01.

“MSS Work Product” has the meaning set forth in Section 2.19(b).

“New Security Threat” means a new security related issue or issues related to new technology or threats, in each case which represents a material threat to the integrity of the System or data so threatened.

“Notice of Claim” has the meaning set forth in Section 5.04(a).

“Notice of Dispute” has the meaning set forth in Section 7.09(a).

“Omitted Facilities” has the meaning set forth in Section 2.03(a).

“Omitted Services” has the meaning set forth in Section 2.03(a).

“Overhead Cost” has the meaning set forth in Schedule 3.01(b).

“Panorama Related Services” has the meaning set forth in Section 6.01(e).

“Parent” has the meaning set forth in the Preamble.

“Parent Group” means the Parent and its Affiliates, including MSS but excluding the Company Group; and “Parent Group Member” means any of the Parent Group.

“Party” means (i) other than for purposes of Article VIII, MSS and the Company individually, and, in each case, their respective successors and permitted assigns, and (ii) for purposes of Article VIII, Parent and BHF, their respective successors and permitted assigns. “Parties” means (i) other than for purposes of Article VIII, MSS and the Company collectively, and, in each case, their respective successors and permitted assigns, and (ii) for purposes of Article VIII, Parent and BHF, their respective successors and permitted assigns.

“Pass-Through Charges” has the meaning set forth in Section 3.01(c).

“Peanuts Characters” means the “Peanuts” cartoon characters licensed to Metropolitan Life Insurance Company by Peanuts Worldwide LLC.

“Permits” has the meaning set forth in Section 2.22.

“Person” means any natural person, corporation, trust, estate, general partnership, limited partnership, limited liability company, proprietorship, other business organization or Governmental Entity or other legal entity.

“Personally Identifiable Information” means any information received by a Provider from a Recipient in connection with the performance of such Provider’s obligations hereunder (a) from which an individual may be identified, (b) concerning an individual that would be considered “nonpublic personal information” within the meaning of Title V of the Gramm-Leach Bliley Act of 1999 and the regulations promulgated thereunder or (c) regarding such Recipient’s past, present or prospective customers, claimants, beneficiaries, employees or agents, including (i) any individual’s name, business or home address, e-mail address, computer IP address, telephone number, social security number, passport number or other identification number issued by a Governmental Entity, (ii) the fact that an individual has a relationship with such Recipient or any of its Affiliates, (iii) any information regarding an individual’s bank accounts, securities accounts and other similar accounts, (iv) any information regarding an individual’s medical history or treatment (v) any sensitive information, including non-public information regarding an individual’s human race, religion, family status, legal domicile, medical history or treatment, or criminal record, (vi) any information regarding the ability to repay indebtedness, (vii) other information that can be used to authenticate an individual (including passwords or PINs, biometric data, unique identification numbers, answers to security questions or other personal identifiers), and (viii) any other information of or relating to an individual that is protected from unauthorized disclosure by applicable Privacy Laws.

“PHI” or “Protected Health Information” means individually identifiable information that is transmitted or maintained in any medium and relates to the past, present or future physical or mental health or condition of an individual; the provision of health care to an individual; or future payment for the provision of health care to the individual. PHI includes demographic information about individuals, including names, addresses, dates directly related to an individual, including birth date, telephone numbers, fax numbers, e-mail addresses, Social Security numbers, policy numbers, medical record numbers, account numbers, and any other unique identifying number, characteristic, or code. For purposes of this Agreement, PHI is limited to information related to an individual who has or has had a long term care insurance policy or other health care plan or product offered by or through one of the Parties or its Affiliates.

“Pre-Effective Date Period” means, with respect to any service or access to any facilities or Systems provided by, or on behalf of, a Provider to a Recipient (a) any time during the two months prior to the Effective Date or (b) with respect to such services or access to such facilities or Systems provided on only a periodic basis, any time during the twelve (12) months prior to the Effective Date (in each case, unless such service or access to such facilities or Systems was terminated in the normal course of business prior to the Effective Date).

“Pre-Signing Agreement” has the meaning set forth in Section 2.08.

“Privacy Laws” means all Laws related to privacy, security or confidentiality of Personally Identifiable Information including, Laws of the United States of America (including the Health Insurance Portability and Accountability Act of 1996 and Title V of the Gramm-

Leach Bliley Act of 1999); regulatory policies, guidelines (including guidelines published by a Governmental Entity or relevant self-regulatory organization) or industry codes of any applicable jurisdiction which are relevant and applicable to the privacy of Personally Identifiable Information, during the course of providing a Service, access to Facilities or otherwise.

“Process” means any operation or set of operations which is performed upon Personally Identifiable Information, and includes obtaining, recording, transmitting, disseminating, retrieving or holding the information or data or carrying out any operation or set of operations on the information or data.

“Project Panorama II” has the meaning set forth in Section 6.01(f).

“Provider” means a Person providing a Service or access to a Facility hereunder, in its capacity as the provider of such Service or access to such Facility.

“Provider Cost” has the meaning set forth in Schedule 3.01(b).

“Provider Work Product” has the meaning set forth in Section 2.19(d).

“Recipient” means a Person to whom a Service or access to a Facility is being provided hereunder, in its capacity as the recipient of such Service or access to such Facility.

“Reports” has the meaning set forth in Section 2.10.

“Representative” means any officer, director, employee, auditor, accountant or attorney of a Person.

“Required Change” has the meaning set forth in Section 2.12(c).

“Required Technology” has the meaning set forth in Section 2.17(c).

“Resumed Facilities” has the meaning set forth in Section 2.07.

“Resumed Services” has the meaning set forth in Section 2.07.

“Sales Taxes” has the meaning set forth in Section 3.01(e)(i).

“Scheduled Facilities” has the meaning set forth in Section 2.02.

“Scheduled Service Charges” has the meaning set forth in Section 3.01(a).

“Scheduled Services” has the meaning set forth in Section 2.01.

“Scheduled Term” has the meaning set forth in Section 6.01(a).

“Security Incident” has the meaning set forth in Section 7.02(a).

“Security Regulations” has the meaning set forth in Section 2.17(c).

“Separation” has the meaning set forth in the Recitals.

“Separation Date” means the date of the first distribution or sale of Shares to the public.

“Service Charge” has the meaning set forth in Section 3.01(b).

“Services” means the Scheduled Services, the Omitted Services, the Third-Party Vendor Services, the Knowledge Transfer Services, the Migration Services, and the Resumed Services.

“Service Shortfall” has the meaning set forth in Section 2.11(a).

“Set-Up Costs” means reasonable costs incurred by a Provider (other than Third-Party Consents) after the Effective Date in contemplation of (a) providing any Omitted Service or access to any Omitted Facility to a Recipient, which costs are solely necessary to make changes to such service or access to such facility as it was provided by such Provider to such Recipient during the Pre-Effective Date Period, (b) as a result of a Change required by applicable Law, made in response to a New Security Threat, or made or requested by such Recipient which Change would affect the provision or receipt of the Service or access to the Facility or (c) providing Resumed Services or access to any Resumed Facility to a Recipient, which costs are solely necessary to make changes to such service or access to such facility as it was provided by such Provider to such Recipient before Recipient terminated such service or access to such facility. For the avoidance of doubt, (i) to the extent any Set-Up Costs include Pass-Through Charges for Acquired Resources, the provisions of Section 6.03(c) shall apply and (ii) the costs of actually providing a Service or access to a Facility shall be excluded from Set-Up Costs.

“Shares” means the authorized capital stock of BHF.

“Systems” means (a) systems, computers, software (including any source code or executable or object code), servers, networks, workstations, routers, hubs, switches, voice or data communication lines, intranet, data, data centers, test environments, and back-ups of all the foregoing, (b) computer-based resources (including third Person services, e-mail and access to computer networks, databases and equipment), and (c) all other information technology, whether tangible or intangible, infrastructure including interfacing infrastructure, databases and related facilities.

“Tax” or “Taxes” means any federal, state, local, or foreign income, franchise, profits, gross receipts, capital base, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, Social Security, disability, occupation, real property, real property transfer, severance, excise and any other taxes or surcharges imposed by a taxing authority, including any related interest, penalties, or addition thereto.

“Third-Party Claim” has the meaning set forth in Section 5.04(a).

“Third-Party Consents” has the meaning set forth in Section 2.14.

“Third-Party Defense” has the meaning set forth in Section 5.04(b).

“Third-Party Vendors” means those unaffiliated third-Persons who are Providers hereunder as of the Effective Date.

“Third-Party Vendor Services” has the meaning set forth in Section 2.05.

“TPA Services” has the meaning set forth in Section 2.01(b).

“Transaction Document” means any agreement between a Company Group Member and a Parent Group Member in contemplation of Separation or Disaffiliation, including the Master Separation Agreement, the Long-Term Data Access Agreement and any other Transaction Document as defined in the Master Separation Agreement.

“TSA Broker-Dealer Services” has the meaning set forth in Section 2.01(c).

“Virus(es)” means any malicious computer code or instructions that have a material adverse effect on the operation, security or integrity of (a) a computing, telecommunications or other electronic operating or processing system or environment, (b) software programs, data, databases or other computer files or libraries or (c) computer hardware, networking devices or telecommunications equipment, including (i) viruses, Trojan horses, malware, time bombs, undisclosed back door devices, worms or any other software routine or hardware component designed to permit unauthorized access, disable, erase or otherwise harm software, hardware or data or perform any other such harmful or unauthorized actions and (ii) similar malicious code or data.

“Work Product” has the meaning set forth in Section 2.19(b). All Work Product is Company Work Product, MSS Work Product or Provider Work Product.

ARTICLE II

SERVICES AND ACCESS TO FACILITIES

Section 2.01. Services.

(a) On the terms and subject to the conditions set forth in this Agreement, from and after the Effective Date and for the periods set forth in Schedule 2.01-1, subject to Section 6.01, MSS shall provide or cause to be provided to the Company Group the services set forth in Schedule 2.01-1 (collectively with any Company Received Omitted Services, the “Company Received Services”). On the terms and subject to the conditions set forth in this Agreement, from and after the Effective Date and for the periods set forth in Schedule 2.01-2, subject to Section 6.01, the Company shall provide or cause to be provided to the Parent Group the services set forth in Schedule 2.01-2 (collectively with any MSS Received Omitted Services, the “MSS Received Services”, and collectively with the Company Received Services, the “Scheduled Services”).

(b) For services on or after the Separation Date that require the Provider to be licensed as a third-party administrator under the applicable insurance laws that require a license for the administration of insurance business by a party other than the applicable insurance company writing such insurance business (“TPA Services”), the Parties intend that the applicable insurance company and a Provider that is licensed to provide TPA Services as required under applicable insurance law will enter into one or more separate agreements that will set forth additional rights and obligations of such parties with respect to such TPA Services. All charges for TPA Services provided under any such agreement for TPA Services are included within the charges for policy administration Services and will be paid pursuant to the terms of this Agreement. To the extent of any inconsistency between the terms of any separate agreement for TPA Services and the terms of this Agreement, the separate agreement for TPA Services will control with respect to TPA Services.

(c) On or after the date that a subsidiary of BHF is a FINRA registered broker-dealer, for any Services performed by MSS and its Affiliates that require performance by a registered broker-dealer or its registered associated persons on behalf of such subsidiary (the “TSA Broker-Dealer Services”), the Parties intend that the BHF subsidiary broker-dealer and a MSS Affiliate that is also a FINRA registered broker-dealer will enter into one or more separate agreements that will set forth additional rights and obligations of such parties with respect to such TSA Broker-Dealer Services. All charges for TSA Broker-Dealer Services provided under any such agreement are included within the charges for policy administration Services and will be paid pursuant to the terms of this Agreement, except with respect to any registration and continuing education fees paid to third parties for registered associated persons involved in providing the TSA Broker-Dealer Services to the extent such costs are not included in the charges hereunder (and also excluding any charges for services that are not TSA Broker-Dealer Services). To the extent of any inconsistency between the terms of any separate agreement for TSA Broker-Dealer Services and the terms of this Agreement, the separate agreement for TSA Broker-Dealer Services will control with respect to TSA Broker-Dealer Services.

Section 2.02. Access to Facilities. On the terms and subject to the conditions set forth in this Agreement, from and after the Effective Date and for the periods set forth in Schedule 2.02-1, subject to Section 6.01, MSS shall provide or cause to be provided to the Company Group access to the facilities and Systems set forth in Schedule 2.02-1 (collectively with any Company Received Omitted Facilities, the “Company Received Facilities”). On the terms and subject to the conditions set forth in this Agreement, from and after the Effective Date and for the periods set forth in Schedule 2.02-2, subject to Section 6.01, the Company shall provide or cause to be provided to the Parent Group access to the facilities and Systems set forth in Schedule 2.02-2 (collectively with any MSS Received Omitted Facilities, the “MSS Received Facilities”, and collectively with the Company Received Facilities, the “Scheduled Facilities”).

Section 2.03. Omitted Services and Access to Omitted Facilities.

(a) Any services or access to facilities or Systems not agreed upon in a Schedule but provided during the Pre-Effective Date Period by a Parent Group Member to a Company Group Member, or by a Company Group Member to a Parent Group Member, can be requested in writing until the date that is one hundred twenty (120) days after the Disaffiliation Date by a Party to this Agreement upon reasonable notice to the other Party’s applicable service manager and Contract Manager in accordance with Section 7.03(a); provided, that a service or access to a facility or System provided only on a periodic basis not agreed upon in a Schedule but provided during the Pre-Effective Date Period by a Parent Group Member to a Company Group Member, or by a Company Group Member to a Parent Group Member, can be so

requested until the later of the date that is (x) one hundred twenty (120) days after the Disaffiliation Date or (y) after the Disaffiliation Date, forty-five (45) days after the date that such service or access to such facility or System should have been provided by a Party to this Agreement if it were a Scheduled Service or Scheduled Facility (e.g., 45 days after the first calendar year end if the service was only provided at calendar year end). Upon receipt of such notice, within a commercially reasonable period of time under the circumstances, (I) MSS shall provide or cause to be provided to the Company Group such additional services (the “Company Received Omitted Services”) and access to such additional facilities and Systems (the “Company Received Omitted Facilities”), and (II) the Company shall provide or cause to be provided to the Parent Group such additional services (the “MSS Received Omitted Services”, and collectively with the Company Received Omitted Services, the “Omitted Services”) and access to such additional facilities and Systems (the “MSS Received Omitted Facilities”, and collectively with the Company Received Omitted Facilities, the “Omitted Facilities”), in each case (x) only to the extent such Provider owns or has access on commercially reasonable terms to the assets and resources necessary to provide such Omitted Services and access to Omitted Facilities, and (y) on the terms and conditions (other than price) as were applicable to such services or access to such facilities and Systems prior to the Effective Date for a term determined pursuant to Section 6.01 and with any applicable Set-Up Costs and any termination charges, determined pursuant to Section 6.02, which price, terms and charges shall be (1) proposed in writing by the applicable Provider within five (5) Business Days of the request from the applicable Recipient for such Omitted Services or Omitted Facilities, or such longer time as the Contract Managers may agree, and (2) agreed by the Parties on or about the time the Provider begins to provide such Omitted Services or access to such Omitted Facility. If the Parties fail to reach agreement on the amount of the Agreed Price, Initial Scheduled Term, Extended Scheduled Term, or any applicable termination charges or Set-Up Costs, such issues shall be resolved in accordance with Section 7.09(a), but any such failure to reach agreement on the foregoing shall not delay the provision of the Omitted Service or access to Omitted Facilities. In the event a Provider does not provide an Omitted Service or access to an Omitted Facility pursuant to the immediately preceding clause (x), such Provider shall provide commercially reasonable alternative arrangements reasonably acceptable to the applicable Recipient for the provision of such Omitted Service or access to such Omitted Facility consistent with existing service levels and the standards set forth in Section 2.09 and all out-of-pocket costs related thereto shall be equally split between MSS and the Company. The applicable Schedule 2.01-1, Schedule 2.01-2, Schedule 2.02-1 or Schedule 2.02-2 shall be deemed amended to include the Omitted Services and access to Omitted Facilities (along with the Agreed Price, Initial Scheduled Term, and termination charges, if any), which shall be provided in accordance with the terms and conditions of this Agreement and the Omitted Services shall be deemed to be Scheduled Services hereunder and the Omitted Facilities shall be deemed to be Scheduled Facilities hereunder. Notwithstanding the foregoing, nothing in this Section 2.03(a) shall require a Provider to retain any personnel, to maintain any facilities or systems or to take, or refrain from taking, any other action not otherwise expressly required hereunder.

(b) Notwithstanding anything to the contrary set forth herein, (i) MSS shall have no obligation to provide the services or access to the facilities set forth on Schedule 2.03(b)-1, (ii) the Company shall have no obligation to provide the services or access to the facilities set forth on Schedule 2.03(b)-2, (iii) MSS shall have no obligation to provide business-related services in connection with a particular function or work stream for which, in accordance with Schedule 2.01-1, MSS is only providing IT support or for which MSS is only providing access to facilities or Systems in accordance with Schedule 2.02-1, and (iv) the Company shall have no obligation to provide business-related services in connection with a particular function or work stream for which, in accordance with Schedule 2.01-2, the Company is only providing IT support or for which the Company is only providing access to facilities or Systems in accordance with Schedule 2.02-2.

(c) Notwithstanding anything to the contrary set forth herein, following the Separation Date, (i) MSS shall have no obligation to provide the Company Received Services or access to the Company Received Facilities set forth on Schedule 2.03(c)-1, and (ii) the Company shall have no obligation to provide the MSS Received Services or access to the MSS Received Facilities set forth on Schedule 2.03(c)-2.

(d) Notwithstanding anything to the contrary set forth herein, as of the Disaffiliation Date, (i) MSS shall have no obligation to provide the Company Received Services or access to the Company Received Facilities set forth on Schedule 2.03(d)-1 and (ii) the Company shall have no obligation to provide the MSS Received Services or access to the MSS Received Facilities set forth on Schedule 2.03(d)-2.

Section 2.04. Knowledge Transfer. Each Party shall provide or cause its Affiliates to provide, upon the reasonable request of the other Party, (a) the knowledge transfer with respect to the MSS Received Services, the Company Received Services, the MSS Received Facilities and the Company Received Facilities respectively and (b) knowledge transfer (i) in the case of MSS, to assist the Company Group in the migration and integration of the Company Received Services and use of the Company Received Facilities and (ii) in the case of the Company, to assist the Parent Group in the migration and integration of the MSS Received Services and use of the MSS Received Facilities (collectively, “Knowledge Transfer Services”). Knowledge Transfer Services shall not be provided after the date that is thirty (30) days following termination of the particular associated Service or associated Facility for which such Knowledge Transfer Services are being used (or, with respect to any service or access to a facility that was provided during the Pre-Effective Date Period that will not be provided hereunder following the Effective Date, thirty (30) days following the Effective Date), except to the extent that the applicable Recipient requests a longer period of time for such Knowledge Transfer Services and the applicable Provider consents, such consent not to be unreasonably withheld, conditioned or delayed. For Knowledge Transfer Services for a particular Service or associated Facility that will exceed 40 hours in the aggregate, such Knowledge Transfer Services will be provided at the Agreed Price. For the avoidance of doubt, the termination of any or all Knowledge Transfer Services as contemplated in the immediately preceding sentence shall not affect any of the services and activities contemplated in connection with any cooperation between the parties with respect to litigation matters.

Section 2.05. Third-Party Vendor Services. Upon the Company’s reasonable written request, MSS and the Parent Group shall cooperate in the Company’s negotiation for a direct agreement with any Third-Party Vendor (such negotiation and related activity, “Third-Party Vendor Services”); provided, however, that MSS and the Parent Group shall not be required to materially amend any contract, pay any material amount of consideration or otherwise enter into any material accommodation or undertaking with any such Third-Party

Vendor in connection with these Third-Party Vendor Services. Third-Party Vendor Services shall be provided for no longer than the duration of the particular associated Service or associated Facility for which such Third-Party Vendor Service is being used.

Section 2.06. Summary of Services and Access to Facilities. Schedule 2.06 sets forth at a summary level the Services and Access to Facilities as set forth on Schedule 2.01-1, Schedule 2.01-2, Schedule 2.02-1 and Schedule 2.02-2 as of the Effective Date along with estimates of duration for such Services and Access to Facilities. Immediately prior to the Separation Date, the Contract Managers shall confer and shall make any revisions to the estimates of durations for such Services and Access to Facilities as to which the Parties agree. Schedule 2.06 is not intended to and does not alter Schedule 2.01-1, Schedule 2.01-2, Schedule 2.02-1 and Schedule 2.02-2 nor does Schedule 2.06 create additional obligations beyond what is set forth on Schedule 2.01-1, Schedule 2.01-2, Schedule 2.02-1 and Schedule 2.02-2. In the event of any conflict between Schedule 2.06, on the one hand, and any of Schedule 2.01-1, Schedule 2.01-2, Schedule 2.02-1 or Schedule 2.02-2 on the other hand, the descriptions and durations on of Schedule 2.01-1, Schedule 2.01-2, Schedule 2.02-1 or Schedule 2.02-2 shall control.

Section 2.07. Resumed Services and Resumed Facilities. If, within sixty (60) days following termination by a Recipient of a Service or access to a Facility in accordance with Section 6.01(c), such Recipient concludes that such Service or access to such Facility is still needed, the applicable Party, on behalf of such Recipient, shall so notify the other Party, on behalf of the applicable Provider, in writing, and such Provider shall promptly resume providing such Service or access to such Facility, if commercially reasonable and technologically feasible, which determination shall include consideration of any increased expenses for Provider that cannot be or are not passed on to Recipient (such resumed Services, the “Resumed Services” and such resumed access to Facilities, the “Resumed Facilities”). The Recipient shall be responsible for the Agreed Price, related Pass-Through Charges and any Set-Up Costs of Provider associated with resuming such Services or access to such Facilities, and to the extent practicable, such Provider shall provide such Recipient with an estimate (with reasonably supportive detail) of such Agreed Price, Pass-Through Charges and Set-Up Costs in advance of resuming such Service or access to such Facility. Nothing in this Section 2.07 shall require a Provider to retain any personnel, to maintain any facilities or systems or to take, or refrain from taking, any other action, following a termination by a Recipient of a Service or access to a Facility in anticipation of or preparation for the possibility of such Service or access being resumed pursuant to this Section 2.07. For the avoidance of doubt, (a) no Service or access to a Facility resumed pursuant to this Section 2.07 shall extend the term of such Service or access to such Facility beyond the Scheduled Term thereof and (b) the Set-Up Costs may include incremental increases in Provider commitments to third parties that shall be solely borne by Recipient regardless of whether the duration of the Resumed Service is shorter than the increased commitment to the third party.

Section 2.08. Exception to Obligation to Provide Services or Access to Facilities. Notwithstanding anything to the contrary contained herein, no Provider shall be obligated to (and no Party shall be obligated to cause any Provider to) provide, or continue to provide, any Service or access to any Facility, if the provision of such Service or access to such Facility would (a) violate any applicable Law, (b) violate any agreement, license or documented commitment to customers (“Commitment”); (c) result in the disclosure of information subject to any applicable privileges (including the attorney-client or similar privilege), or (d) be used by or for any line of business, or other material asset acquired by, assumed or otherwise transferred to, such other Party following the Effective Date; provided, however, that (i) the foregoing limitation with respect to agreements, licenses and Commitments shall only apply to any such agreement, license or Commitment entered into with an unaffiliated third party prior to the Effective Date (each, a “Pre-Signing Agreement”) and Provider shall promptly notify Recipient of any Service or access to any Facility affected thereby; (ii) with respect to (a) and (b) above, Provider shall use commercially reasonable efforts to obtain or cause to be obtained Third-Party Consents such that the Services or access to the Facilities might be provided, or continue to be provided, without violation of Law or any agreement, license or Commitment, including as of the Disaffiliation Date, if applicable; (iii) with respect to (a), (b) and (c) above, Provider shall (x) make any commercially reasonable changes with respect to such Services or access to such Facilities such that they might be provided, or continue to be provided, without violation of Law or any agreement, license or Commitment, or disclosure of information subject to applicable privileges (which changes, for the avoidance of doubt, shall be deemed to be Required Changes), (y) if no such changes are reasonably possible, provide commercially reasonable alternative sources of such Services or Facilities and disclose or cause to be disclosed such information or its substantial equivalent in such a way as to not constitute disclosure of privileged information, and (z) continue to be obligated to provide such Service or access to such Facility to the extent that doing so would not result in a violation of applicable Law, or any Pre-Signing Agreements, or disclosure of privileged information; and (iv) with respect to (d) above, the Recipient may request a Change to a Service or access to a Facility in order for such Service or Facility to be used by or for any line of business, or other material asset acquired by, assumed or otherwise transferred to, the Recipient, and that such Provider will consider such Change Request as contemplated in Section 2.12(b). For the avoidance of doubt, nothing in this Section 2.08 is intended to relieve a Party of its obligations, or to modify the obligations, under Section 2.14.

Section 2.09. Standard of the Provision of Services or Access to Facilities. Each Provider shall provide the Services, access to the Facilities and other services and rights hereunder: (a) in accordance with applicable Law and with such Provider’s written policies and procedures, to the extent applicable, (b) at substantially the same standards of performance, consistent with such Provider’s practices for providing such Services or access to such Facilities during the Pre-Effective Date Period, to the extent applicable, (c) in a competent and workmanlike manner, (d) as if such Provider were performing such services for itself or its Affiliates, and (e) if applicable, in accordance with the service levels identified on Schedule 2.01-1 or Schedule 2.01-2. In instances where such Services or access to such Facilities were provided in accordance with service level agreements or targets in effect during the Pre-Effective Date Period, the Provider shall promptly provide the Recipient with copies of the applicable service level agreements or targets in the event of a written notice by such Recipient to the applicable service manager and Contract Manager of a purported Service Shortfall or a dispute as to whether a Service or access to a Facility is provided in accordance with this Section 2.09. If service or systems enhancements related to any Service or access to any Facility (“Enhancements”) were performed at no additional cost to Recipient during the Pre-Effective Date Period, Provider will continue to provide such Enhancements to Recipient at no additional cost after the Effective Date; provided, however, that with respect to any Enhancement, if Provider also provides such Enhancement to one or more of its Affiliates and begins charging such Affiliates an additional amount for such Enhancement, Recipient’s pro rata portion of such additional amount shall be added to the Agreed Service Fee or Agreed Price, as applicable, for the relevant Service or access to the relevant Facility. In determining whether a Provider has complied with Section 2.09(b), the Parties shall consider the timing of the delivery of the Service or access to the Facility, the form of the deliverables resulting from the Service, the existing obligations of the Recipient known to Provider with respect to third parties (including regulators) in connection with the Service or deliverables resulting from the Service, whether any Change or Enhancement has been made to the Service or access to Facility, whether there has been a material change in the volume of the Service and whether certain related services have been migrated to the Recipient, its Affiliates or a third party.

Section 2.10. Reports. Each Provider shall provide to its corresponding Recipient the same reports that it provided during the Pre-Effective Date Period (subject to any limitations under contract, privilege or Law applicable upon Disaffiliation) with respect to the Company Received Services, the MSS Received Services, the access to Company Received Facilities and the access to the MSS Received Facilities in the same form and at the same times as provided during the Pre-Effective Date Period or otherwise agreed to in writing by the Parties (the “Reports”).

Section 2.11. Failure to Meet Standards for Services; Inability to Perform.

(a) If a Contract Manager, on behalf of a Party or its Affiliate that is a Recipient, provides the applicable service manager of a Provider and the other Party’s Contract Manager with a written notice of any purported failure to meet any standard of the Services or access to the Facilities required by this Agreement resulting in timing or quality of performance of any Service falling materially below the standard set forth in Section 2.09 (“Service Shortfall”), as determined by such Recipient and the applicable Contract Manager in good faith, and if the other Party’s Contract Manager agrees that a Service Shortfall exists, then the applicable Provider shall promptly rectify such failure at its own expense, using commercially reasonable efforts. Any disagreement as to whether a Service Shortfall has occurred or otherwise relating to any Service Shortfall that is not promptly rectified to the Recipient’s reasonable satisfaction shall be rapidly and timely escalated and resolved in accordance with Section 7.09(a)(i) on an expedited basis. A failure to meet the service level for a particular Service or portion of a Service for which a service level is identified pursuant to Section 2.09(e) three (3) times in any six (6) month period shall automatically be deemed a Service Shortfall; provided that where any Service Shortfall arises from a failure to meet a services level pursuant to Section 2.09(e) and such failure is due to a material change in the volume of the Service, the issue shall be immediately escalated to the members of senior management under Section 7.09(a) to address the Service Shortfall and the change in volume. In no event will a Service Shortfall be the basis for any service credits, financial penalties or other additional liability as between the Parties (but excluding Losses payable to a third party in accordance with and subject to ARTICLE V). For the avoidance of doubt, the procedures set forth in Section 7.09 shall be the exclusive procedures for determining disputes regarding Service Shortfalls and any remedies for such Service Shortfalls.

(b) To the extent that any Provider fails to provide, or fails to timely provide, any Service or access to any Facility as required hereunder or fails to meet the applicable standards for any Service or access to any Facility as set forth herein, unless such failure resulted primarily from the act or omission of the Recipient (even if such failure to provide a Service or access to a Facility is excused by Force Majeure pursuant to Section 6.04), then such Recipient and its Affiliates shall have no obligations or liability hereunder or under any other Transaction Document for failure to meet their obligations hereunder or under any other Transaction Document to the extent such failure by such Recipient or its Affiliates is primarily attributable to the Provider’s failure to provide, to timely provide, or to meet the applicable standards with respect to such Service or access to a Facility until such time as such Provider cures such failure to the extent required to enable such Recipient or its Affiliates to resume fulfilling such obligations hereunder or under the other applicable Transaction Documents.

Section 2.12. Change in Services or Access to Facilities.

(a) Subject to Section 2.09, a Provider may, from time to time, reasonably add, supplement, modify, substitute or otherwise alter (“Change”) the Services and access to the Facilities provided by it in a manner that does not (i) adversely affect in any material respect (x) the quality or availability of such Services or access to such Facilities or (y) with respect to Changes made by a Provider that are not pursuant to a Change Request from a Recipient, the liability or risk associated with receiving the applicable Services or access to the Facilities, or (ii) increase the cost to the Recipient of receiving or using such Services or accessing such Facilities; provided that, to the extent that any such Change is reasonably likely to modify, substitute or otherwise alter the receipt or use of such Services or access to such Facilities, the Provider shall provide such Recipient with reasonable advance written notice to the applicable service manager and Contract Manager of the implementation of the Change.

(b) The Contract Manager, on behalf of a Party or its Affiliate that is a Recipient, may request in writing any Change to a Service or access to a Facility, which request shall include a description of the proposed Change requested and the associated business specifications (“Change Request”). The Provider shall have ten (10) Business Days from the date of receipt of the Change Request (unless otherwise mutually agreed in writing by the Parties) to provide the applicable Contract Manager with a written proposal (“Change Request Proposal”), prepared at the Agreed Price at such Recipient’s expense. The Provider, the Recipient and both Contract Managers shall then use commercially reasonable efforts to negotiate in good faith reasonably practicable terms for implementing the proposed Change, including the estimated time and price of implementing the proposed Change (including any Set-Up Costs and Third-Party Consents necessary to implement the proposed Change) and any potential impact of the proposed Change on then-existing Services or access to Facilities. If the Parties agree in writing upon a Change Request Proposal or a written variation thereof, the Schedules (if applicable) shall be deemed amended to include the terms and conditions of such agreed-upon Change Request (including the Agreed Price for such Change and any related Pass-Through Charges and any modifications to the Service Charge or to the Agreed Price and related Pass-Through Charges for such Service or access to such Facility on account thereof).

(c) Notwithstanding the foregoing, if a Change is required by applicable Law or is in response to a New Security Threat, a Provider shall make, at its own initiative or upon the request of the Contract Manager for the Party or its Affiliate that is the Recipient of the applicable Services or access to Facilities of such Provider, any and all changes to the Services or the access to the Facilities necessary to comply with applicable Law and any changes thereto or to respond to such New Security Threat (any such changes to the Services or access to the Facilities, a “Required Change”); provided that (i) such Provider shall provide reasonable advance written notice to the applicable service manager and Contract Manager for such Recipient of the implementation of any Required Changes, and (ii) any disputes arising in connection therewith shall be rapidly and timely escalated and resolved in accordance with Section 7.09(a)(i) on an expedited basis. The Recipient shall pay to the Provider the Agreed Price for such Required Change and any related Set-Up Costs and Pass-Through Charges incurred by such Provider in making any Required Changes and shall pay any incremental Agreed Price and related Pass-Through Charges incurred by such Provider in providing the Services or providing access to the Facilities after implementation of the Required Change. The Recipient shall receive the benefits of any incremental reduction in the Agreed Price enjoyed by the Provider in providing the Services or providing access to the Facility after implementation of the Required Change; provided that, with respect to a change in Law or New Security Threat that is applicable to the businesses of both Provider and Recipient, the Parties shall share on a pro rata basis in the Agreed Price and related Set-Up Costs and Pass-Through Charges incurred by the Provider in making any Required Change, the incremental Agreed Price and related Pass-Through Charges incurred by such Provider in providing the Services after implementation of the Required Change and the benefits of any incremental reduction in the Agreed Price enjoyed by such Provider in providing the Services after implementation of the Required Change. Each Party shall promptly notify the other Party in writing of any changes in applicable Law or New Security Threat that may relate to the provision or receipt of the Services or access to the Facilities.

(d) Notwithstanding the foregoing, Schedule 2.12(d) sets forth (1) the project based Changes that the Parties currently anticipate that MSS will need to make for the Company in 2017 relating to enabling functions to policy administration related Services, including policy administration systems, related systems and operations, (2) whether, for each Change thereon, such Change will be treated as a Required Change and (3) the anticipated actual spend for such Changes (the “Enabling Changes Anticipated Spend”). The actual charges will be determined using the existing MSS/MetLife full-time employee rates then in effect in addition to any applicable third-party costs. During the calendar year, the Company will be invoiced on a monthly basis in accordance with Section 3.01 at 1/12 of the Enabling Changes Anticipated Spend, unless the Parties mutually agree otherwise in writing. MSS shall provide monthly reports in a format mutually agreed to by the Contract Managers showing the actual spend as compared to the Enabling Changes Anticipated Spend. In the first month of the following calendar year, MSS and the Company will reconcile the Enabling Changes Anticipated Spend and the actual spend and any difference from the Enabling Changes Anticipated Spend shall be invoiced and paid by or credited to the Company as the case may be; provided that regardless of the actual spend, the Company must pay for (A) no less than 90%, and no more than 110%, of the IT component of the Enabling Changes Anticipated Spend and (B) no less than 100%, and no more than 110%, of the non-IT component of the Enabling Changes Anticipated Spend, in each case unless the Contract Managers otherwise agree in writing. For the avoidance of doubt, if the work that MSS performs is going to exceed 110% of the IT component of the Enabling Changes Anticipated Spend or 110% of the non-IT component of the Enabling Changes Anticipated Spend on an annual basis, then it will confer with the Company and shall (x) not undertake the work that will cause the maximum to be exceeded, (y) cease work once the maximum is equaled or (z) exceed the maximum only with the written approval of the Company and the Company will pay for any overage in excess of the maximum as may be agreed upon by the Contract Managers in writing.

(i) From time to time during a calendar year, the Parties may agree to modify the contents of Schedule 2.12(d) but in no event shall the annual amount that the Company is obligated to pay fall below 90%, of the IT component of the Enabling Changes Anticipated Spend and 100% of the non-IT component of the Enabling Changes Anticipated Spend. Such modification of Schedule 2.12(d) (A) will require the mutual consent of the Contract Managers and (B) may include the reallocation of the resources that would be used for such Changes for work in connection with data migration, the charges for which shall be calculated in the same manner as set forth in the second sentence of Section 2.12(d) and which charges shall count towards the Company’s fulfilment of the Enabling Changes Anticipated Spend. Any disputes in connection with such modification of Schedule 2.12(d), including whether a Change should be a Required Change, shall be timely escalated and resolved in accordance with Section 7.09(a)(i).

(ii) For each year that MSS will provide to the Company enabling functions to policy administration related Services hereunder, the Parties will meet and revise Schedule 2.12(d) for the such year by no later than September 1 of the previous year (including revising the Enabling Changes Anticipated Spend for the upcoming year) and the Contract Managers will approve the revisions; provided, that MSS will be required to provide Changes that constitute “BAU” (business as usual) enabling functions (e.g., functional maintenance, operational enhancements and regulatory requirements) for the duration of time that MSS provides policy administration related Services to the Company; provided further, that MSS will have no obligation to provide Changes that constitute “discretionary” enabling functions (e.g., anything other than BAU enabling functions, including any new product development work) after December 31, 2018.

(iii) Notwithstanding any other provision of this Agreement, including Section 6.01, the Company may only cease receiving the Changes under this Section 2.12(d) and cease paying the monthly portion of the applicable Enabling Changes Anticipated Spend upon the Company giving MSS six (6) months’ prior written notice of termination of receipt of such Changes (for the avoidance of doubt, the Changes may continue through such six (6) month period).

Section 2.13. Services and Access to Facilities Provided by Other Persons. Any Provider may cause any Person, including any Affiliate of such Provider, to provide any Service or access to any Facility or any portion thereof; provided, however, that such Person and all Services or access to Facilities provided by such Person shall be subject to confidentiality provisions substantially similar to those herein and to the terms and conditions set forth herein, including service standards, and that MSS or the Company, as the Provider, shall remain responsible for the performance by such Person of all of its obligations hereunder with respect to the Services or access to the Facilities provided by such Person so that such performance is in accordance with the terms and conditions hereof; provided, further, that such Provider shall provide the Recipient with reasonable advance written notice to the applicable service manager and Contract Manager of its intention to engage such Person to provide such Services or access to such Facilities, or any portion thereof; provided, further, that the engagement of any such Person shall be subject to the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, but no consent shall be needed if such Person (a) is an Affiliate of the Provider, either as of the date hereof or as of the date such engagement occurs, or (b) provided the same or similar Services or access to Facilities to either the Parent Group or the Company Group, as the case may be, during the Pre-Effective Date Period, or (c) is providing the Services or access to the Facilities after the Effective Date to a Recipient and concurrently providing similar Services or access to Facilities to an Affiliate of the Provider. MSS or the Company, as the case may be, shall cause any such Person that is an Affiliate of MSS or the Company, as applicable, to waive any existing restriction or constraint on its Work Product, any requirement for consent, and any other term of service or performance (and, if applicable, shall not impose such other new terms) that would prevent or impede such Person from providing the Services or the access to Facilities in accordance with the terms and conditions of this Agreement.

Section 2.14. Consents. Each Party shall obtain, or shall cause its Affiliates and Persons providing the Services or providing access to the Facilities on its behalf to obtain, any consents, licenses or approvals of any third party or Governmental Entity (“Third-Party Consents”) necessary for: (a) the Services to be provided to and received by the applicable Recipient; (b) the access to Facilities to be provided to and received by the applicable Recipient; and (c) the applicable Recipient to use any deliverables (including Work Product) provided in connection therewith. In connection with the foregoing, such Party shall, or shall cause its Affiliates or Persons to, use commercially reasonable efforts to obtain any such necessary Third-Party Consent from any Person that is not an Affiliate of such Party. In the event such Third-Party Consents are not obtained, such Party shall, or shall cause its Affiliates or Persons to, provide commercially reasonable alternative arrangements reasonably acceptable to the applicable Recipient for the provision of such Services or access to such Facilities consistent with existing service levels and the standards set forth in Section 2.09. MSS shall bear all out-of-pocket costs of Third-Party Consents with respect to the Scheduled Services and access to the Scheduled Facilities (other than Omitted Services and Omitted Facilities). All out-of-pocket costs of Third-Party Consents with respect to the Omitted Services and access to Omitted Facilities and of providing such acceptable alternative arrangements with respect to the Scheduled Services, access to the Scheduled Facilities, Omitted Services and access to Omitted Facilities shall be equally split between MSS and the Company except as otherwise set forth in Section 2.08. Notwithstanding the foregoing, the applicable Recipient shall bear the costs of any Third-Party Consents for Knowledge Transfer Services, Third-Party Vendor Services, Migration Services, Resumed Facilities, Resumed Services, Changes made pursuant to a Change Request, and term extensions pursuant to Section 6.01(a); and the cost of any Third-Party Consents for a Required Change shall be allocated in accordance with the second and third sentences of Section 2.12(c). The Parties shall use commercially reasonably efforts to cooperate in obtaining Third-Party Consents; provided that the Party with the relationship with the applicable vendor or Governmental Entity shall control all communications and negotiations with such vendor or Governmental Entity with respect to the Third-Party Consent sought to be obtained.

Section 2.15. Personnel.

(a) MSS or the Company, as the case may be, shall, and shall cause the Provider of any Service or access to any Facility to make available to the Recipient of such Service or access to such Facility such personnel as may be necessary to provide such Service or access to such Facility; provided, however, that, subject to Section 2.09, such Provider shall have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service or provide access to such Facility and (ii) remove and replace such personnel at any time; provided, however, that any such removal or replacement shall not be the basis for any Service Charge payable hereunder or relieve the Provider of its obligations to provide any Service or access to any Facility hereunder. Subject to Section 2.09, nothing in this Agreement shall obligate a Provider (or MSS or the Company, as the case may be, to cause any Provider) to hire any additional employees or provide any incentives to employees in addition to those in effect immediately prior to the Effective Date or to retain the employment of any particular employee or retain the services of any particular consultant, contractor or agent.

(b) The Provider of any Service or access to any Facility shall be solely responsible for all (i) salary, employment and other benefits and liabilities; (ii) payroll, employment, social security, workers’ compensation, unemployment, disability and similar Taxes (including all withholding taxes on such payments or benefits) and (iii) compliance with all employment, immigration and any other applicable Laws, in the case of (i) through (iii) relating to the personnel of such Provider assigned to perform such Service or provide access to such Facility. In performing their respective duties hereunder, all such personnel of a Provider shall be under the direction, control and supervision of such Provider and, subject to Section 2.09, such Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such personnel. The Recipient of any Service shall not have the ability to request that any Service be performed by a particular employee of the Provider, and the Provider will use best efforts to ensure that any Service is not provided by any employee of Provider on a substantially full time basis.

Section 2.16. Cooperation.

(a) Each Party shall perform all obligations hereunder in good faith and to use commercially reasonable efforts to cooperate with the other in all matters relating to the provision and receipt of the Services and access to the Facilities. In furtherance of the foregoing: (i) each Party shall timely notify the other in writing as soon as practicable in advance of any circumstances that could have a material adverse effect on the Services or access to the Facilities or security and work with the other Party to minimize the effect of such circumstances; (ii) each Party shall timely provide information and documentation reasonably requested by the other Party to be used in the provision or receipt of the Services and access to the Facilities hereunder; and (iii) each Recipient and its Affiliates shall use commercially reasonable efforts to (A) cooperate with the applicable Provider and its Affiliates with respect to the provision of any Service and access to any Facility and (B) enable the applicable Provider and its Affiliates to provide the Services and access to the Facilities in accordance with this Agreement. Except as required by applicable Law, no Recipient or its Affiliates shall take any action that would interfere with or materially increase the costs of a Provider’s providing any of the Services or access to any of the Facilities without the consent of the Provider, such consent not to be unreasonably withheld, conditioned or delayed. In addition, each Recipient shall comply with any restrictions in the applicable licenses and agreements that the applicable Provider has with third parties that are used in the provision of Services of which the Recipient is made aware of by the Provider.

(b) In furtherance of such cooperation, the Parties shall work together to create procedural documentation for those Services and such access to Facilities as requested by the applicable Recipient to assist such Recipient in receiving such Services and access to Facilities; provided that such documentation shall not establish service levels pursuant to Section 2.09(e) or otherwise under this Agreement; and provided further that if the creation of such documentation for a particular Service or access to a Facility exceeds 40 hours in the aggregate, such documentation will be provided as a Knowledge Transfer Service at the Agreed Price.

Section 2.17. Security; Electronic and Other Access.

(a) The Parties shall work together (i) to ensure that each Provider is able to maintain or exceed its current level of security during the term of this Agreement and (ii) to address any New Security Threat (including compliance with applicable Law related to such New Security Threat) or the security and protection of Personally Identifiable Information; provided, however, that the Provider shall not be required to take action with the foregoing (ii) for any Change requested by a Recipient other than a Required Change.

(b) As of the Disaffiliation Date, except as provided herein or agreed to in writing by the Parties, each Party and its affiliated Recipients shall cease to use and shall have no further access to, and the other Party and the Providers shall have no obligation to provide or otherwise make available, any Systems, whether owned, licensed, leased or used by such other Party and/or the Providers, whether or not such resources require a password or are available on a secured access basis or on a non-secured access basis.

(c) Notwithstanding anything to the contrary set forth herein (including in the Schedules) or in the Long-Term Data Access Agreement, to the extent that (i) the performance or receipt of the Services or access to the Facilities hereunder requires any Party or its affiliated or third-party Providers to have access to Systems owned, licensed, leased or used by the other Party or its Affiliates or (ii) the Parties mutually agree that a Party or one or more of its Affiliates otherwise has a business need for access to Systems owned, licensed, leased or used by the other Party or its Affiliates (such Systems described in (i) and (ii), “Required Technology”), the Party owning, licensing, leasing or using such Required Technology shall use its commercially reasonable efforts to provide, or to cause to be provided, access to such Required Technology in accordance with applicable Law and subject to its policies and procedures (including those related to security, use, access, Virus protection, disaster recovery, confidentiality, privacy, and Processing of Personally Identifiable Information), as they may be amended from time to time (the “Security Regulations”). The Party accessing such Required Technology shall, and shall cause its Affiliates and all of its and its Affiliates’ respective personnel having access to the Required Technology to (1) comply with all Security Regulations that are applicable to the relevant Service, Facility and/or Required Technology, provided that such Security Regulations were in effect at the time of such access and are made known to the Party seeking access prior to such access; (2) not tamper with, compromise or circumvent any security or audit measures employed by the Person whose Required Technology is being accessed; (3) execute separate access agreements and/or business associate agreements, upon commercially reasonable terms, with the Person whose Required Technology is being accessed; (4) ensure that only those users who are specifically authorized by the Person whose Required Technology is being accessed gain access to the Required Technology, and that each such user accesses only that information for which such user has a business need to access; and (5) use commercially reasonable efforts to prevent unauthorized destruction, alteration or loss of information contained therein by such users. The rights of access to the Required Technology granted hereunder shall be restricted to user access only, and shall not include privileged or higher level access rights or rights to functionality, unless otherwise agreed to in writing by the Parties.

(d) While the Services are being provided hereunder, each Party shall take commercially reasonable measures to ensure that, in connection with the provision or receipt of any Services or access to any Facilities, no Virus or similar items are coded or introduced into either its own (including its Affiliates’) or the other Party’s (including its Affiliates’) Systems. If, in connection with the provision of any Services or access to any Facilities, a Virus is found to have been introduced into such Systems, each Party shall use commercially reasonable efforts to cooperate and to diligently work together with the other Party, each at its own cost, to eliminate the effects of such Virus.

(e) The Parties shall, and shall cause their respective Affiliates and other Providers to, exercise commercially reasonable care or such higher standard that may be required by applicable Privacy Laws to prevent unauthorized Persons from accessing the Services, Facilities, Personally Identifiable Information, Required Technology or other Systems of the other Party and its Affiliates, including (i) promptly terminating the rights of any user under its control that has sought to circumvent or has circumvented the applicable Security Regulations, (ii) immediately notifying (verbally and then in writing) the other Party if it learns that an unauthorized Person has accessed or may access any Required Technology or other Systems of such other Party or that a Person has engaged in activities that may lead to the unauthorized access, destruction or alteration or loss of Personally Identifiable Information, or other data, information or software whether on such other Party’s Required Technology or other Systems, and (iii) immediately implementing the notification procedures and actions required by Section 7.02.

(f) Each Party shall cooperate, and shall cause its Affiliates and other Providers to cooperate, fully and in a timely way with any investigation relating to the security of Personally Identifiable Information, the Facilities, the Required Technology or other Systems that arises in connection with this Agreement, including providing any relevant information or material in its possession or under its control that is reasonably requested by the other Party.

(g) Subject to Section 7.02, the Contract Managers shall be advised promptly (both orally, if practicable, and in any event in writing) of any material breach of the provisions of this Section 2.17 or any breach of the Security Regulations or unauthorized access to Personally Identifiable Information, the Required Technology, Facilities or other Systems of the other Party used hereunder. If such breach has not been rectified or such unauthorized access has not been terminated within three (3) days from the notice to the Contract Managers, the matter shall be immediately escalated to the Contract Managers and resolved in accordance with Section 7.09(a)(i) on an expedited basis. On reasonable advance written notice to the applicable Contract Manager, and to the extent permitted by applicable Law, each Party may audit the other Party’s use of the Required Technology or other Systems used in providing or receiving the Services or access to the Facilities solely with respect to security and compliance with the applicable Security Regulations no more than once every calendar year, unless in connection with a Security Incident.

(h) Each Provider shall use the same level of effort and services as used or caused to be used, to recover or recreate such Provider’s own lost data prior to the Effective Date but in no event less than a commercially reasonable effort, to recover or recreate any data lost or destroyed in performing any Services or providing access to any Facility due to such Provider’s negligence, at such Provider’s cost. In addition, each Provider shall, at the reasonable request of the Recipient, use commercially reasonable efforts (or as otherwise required by applicable Law) to restore or procure the restoration of such Personally Identifiable Information to its state immediately prior to any corruption or loss.

Section 2.18. No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party acting as an agent of another unaffiliated Party in the conduct of such other Party’s business. A Provider of any Service or access to any Facility hereunder shall act as an independent contractor and not as the agent of any Recipient or its Affiliates in performing such Service or providing access to such Facility.

Section 2.19. Ownership of Intellectual Property.

(a) Except as otherwise expressly provided herein, each of MSS and the Company and their respective Affiliates shall retain all right, title and interest in and to their respective Intellectual Property (including Work Product, as provided for herein) and any and all improvements, modifications and derivative works thereof. No license or right, express or implied, is granted hereunder by MSS, the Company or their respective Affiliates in or to their respective Intellectual Property, except that, solely to the extent required for the provision or receipt of the Services or access to the Facilities in accordance with this Agreement, each of MSS and the Company, for itself and on behalf of their respective Affiliates, hereby grants to the other (and their respective Affiliates) a non-exclusive, fully paid up, royalty-free, world-wide, revocable (only as expressly set forth herein), non-transferable (except as provided in Section 7.06) license during the term of this Agreement to such Intellectual Property that is provided by the granting Party to the other Party (“Licensee”) in connection with this Agreement, but only to the extent and for the duration necessary for the Licensee to provide or receive the applicable Service or access to the applicable Facility as permitted by this Agreement. Upon the expiration of such time, or the earlier termination of such Service or access to such Facility in accordance with Section 6.01(d), the license to the relevant Intellectual Property shall terminate; provided, however, that all licenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof. The foregoing license is subject to any licenses granted by others with respect to Intellectual Property not owned by MSS, the Company or their respective Affiliates. For the avoidance of doubt, as of the Disaffiliation Date, the Company Group shall have no rights to use the Peanuts Characters.

(b) All right, title and interest (including Intellectual Property rights) in the results and proceeds of the Services performed hereunder and access to the Facilities, including all materials, products, reports, computer programs (source or object code), documentation, deliverables and inventions developed or prepared by the Provider in performance of such services (the “Work Product”) that is created exclusively on behalf of the Company or the

Company Group (subject to Section 2.19(a)), including without limitation the results and proceeds from the Company Received Services and the access to Company Received Facilities (the “Company Work Product”) shall be owned exclusively by the Company (as between the Company and the other Company Group Members, on the one hand, and MSS and the other Parent Group Members on the other), in whatever stage of completion such Company Work Product may exist from time to time. All such Company Work Product shall be considered “works made for hire” (within the meaning of the United States Copyright Law) of the Company. In the event such Company Work Product is for any reason or in any jurisdiction determined not to be “works made for hire” or that title to any such Company Work Product may not vest in the Company or the other Company Group Members by operation of applicable Law or otherwise, then MSS hereby assigns and shall cause its Affiliates or applicable Providers to irrevocably assign all worldwide right, title and interest (including Copyrights) in such Company Work Product to the Company, and the Company shall reimburse MSS for its and the other Parent Group Members’ expenses related to such actions, including the Hourly Rate for time spent if more than a de minimis amount of time is spent on such actions. All such Company Work Product, where practicable, shall bear the Company’s Copyright and trademark notices, as specified by the Company, and the Company shall reimburse MSS for its and the other Parent Group Members’ expenses related to such actions, including Hourly Rate for time spent if more than a de minimis amount of time is spent on such actions. No rights to Company Work Product hereunder shall remain with the Parent Group following the end of the term.

(c) All right, title and interest (including Intellectual Property rights) in Work Product that is created for the exclusive use of MSS and the Parent Group (subject to Section 2.19(a)), including without limitation the results and proceeds from the MSS Received Services and the access to the MSS Received Facilities (the “MSS Work Product”) shall belong exclusively to MSS (as between MSS and the Parent Group, on the one hand, and the Company and the other Company Group Members on the other), in whatever stage of completion such MSS Work Product may exist from time to time. All such MSS Work Product shall be considered “works made for hire” (within the meaning of the United States Copyright Law) of MSS. In the event such MSS Work Product is for any reason or in any jurisdiction determined not to be “works made for hire” or that title to any such MSS Work Product may not vest in MSS or the other Parent Group Members by operation of applicable Law or otherwise, then the Company hereby assigns and shall cause its applicable Providers to irrevocably assign all worldwide right, title and interest (including Copyrights) in such MSS Work Product to MSS, and MSS shall reimburse the Company for its and the other Company Group Members’ expenses related to such actions, including Hourly Rate for time spent if more than a de minimis amount of time is spent on such actions. All such MSS Work Product, where practicable, shall bear MSS’s Copyright and trademark notices, as specified by MSS, and MSS shall reimburse the Company for its and the other Company Group Members’ expenses related to such actions, including Hourly Rate for time spent if more than a de minimis amount of time is spent on such actions. No rights to the MSS Work Product shall remain hereunder with the Company Group following the end of the term.

(d) All right, title and interest (including Intellectual Property rights) in Work Product that is created hereunder and that is neither Company Work Product nor the MSS Work Product shall belong to the Provider that created such Work Product (the “Provider Work Product”) (as between such Provider and its Affiliates, on the one hand, and the Recipient and its

Affiliates on the other), in whatever stage of completion such Provider Work Product may exist from time to time, unless otherwise agreed to by the Parties in writing. In the event that in any jurisdiction ownership of the Provider Work Product does not vest in the Provider or its Affiliates by operation of applicable Law or otherwise, then each Party, as the Recipient hereby assigns and shall cause its Affiliates to assign all right, title and interest (including Intellectual Property rights) in such Provider Work Product to the applicable Provider, and such Provider shall reimburse the applicable Party or Parties for any and all expenses related to such actions, including Hourly Rate for time spent if more than a de minimis amount of time is spent on such actions. Each Recipient shall have a non-exclusive, fully paid-up, royalty-free, transferable, worldwide, perpetual and irrevocable license for the Recipient to copy, prepare derivative works of, distribute, display, perform and otherwise use such Work Product (including, in the case of Work Product that is software, any source code or executable or object code) in such Recipient’s business and that of such Recipient’s Affiliates.

(e) If a Provider hereunder that is not an Affiliate of either MSS or the Company entered into agreements with the Parent Group or the Company Group prior to the Effective Date, which agreements allocate title in work product to such Provider or another third-party, then MSS or the Company, as applicable, shall use commercially reasonable efforts to obtain for the applicable Recipient at such Recipient’s expense, (i) in the case of Work Product to be owned by such Recipient pursuant to Sections 2.19(b) or 2.19(c), a non-exclusive, fully paid-up, royalty-free, transferable, worldwide, perpetual and irrevocable license for such Recipient to copy, prepare derivative works of, distribute, display, perform and otherwise use such work product in such Recipient’s business and that of such Recipient’s Affiliates and (ii) in the case of Work Product to be owned by the Provider pursuant to Sections 2.19(b) or 2.19(c), a non-exclusive, fully paid-up, royalty-free, non-transferable, worldwide license to use the work product in accordance with Section 2.19(a). In the event that such licenses cannot be obtained, MSS or the Company, as applicable, shall use commercially reasonable efforts to obtain an alternative at the relevant Recipient’s expense.

(f) Each Party, as Provider, and its Affiliates shall, and shall take commercially reasonable steps to cause non-Affiliate Providers acting on such Party’s behalf to, (i) promptly provide each Recipient with written notice to the applicable service manager and the Contract Manager of any restrictions, terms and conditions on the Recipient’s rights in Work Product otherwise owned by such Recipient (arising solely from third-party rights, and not rights of the Provider or its Affiliates) and (ii) use commercially reasonable efforts, in consultation with such Recipient, to remove or minimize such restrictions, terms and conditions.

(g) During the term of this Agreement, the Provider shall make reasonable efforts to provide the Recipient, upon such Recipient’s request, with access to and delivery of the Work Product owned by such Recipient.

(h) Except as otherwise expressly provided herein or in any other Transaction Document, as of the Disaffiliation Date, no Party (or its Affiliates) shall have any rights or licenses with respect to any Intellectual Property (including software), hardware or facility of the other Party. All rights and licenses not expressly granted in this Agreement or in any other Transaction Document are expressly reserved by the relevant Party. Each Party shall from time to time, and shall cause its Affiliates to, execute any documents and take any other actions reasonably requested by the other Party to effectuate the intent of this Section 2.19.

Section 2.20. Divestitures.

(a) If a Party sells or divests any Affiliate that provides the Services or access to the Facilities hereunder or assets that are used to provide the Services or access to the Facilities hereunder, such Party shall use commercially reasonable efforts to provide, or cause the sold or divested Affiliate or another Person to provide, for the continuity of the Services and access to the Facilities on the same price, terms and conditions as are in effect immediately prior to such sale or divestiture, and in a manner which does not cause a degradation in any material respect in the service standards set forth herein and without requiring a material change to the Recipient’s business processes or operations.

(b) If a Party sells or divests any Affiliate that receives the Services or access to the Facilities hereunder, the other Party shall use commercially reasonable efforts to provide and shall cause its Affiliates to use commercially reasonable efforts to provide for continuity of the Services and access to the Facilities on the same price, terms and conditions as are in effect immediately prior to such sale or divestiture, and in a manner which does not cause a degradation in any material respect in the service standards set forth herein to the extent so requested by the transferee; provided that the Party providing, or causing to be provided, the Services or access to the Facilities shall not be required to incur any material additional costs or to make any material change to the manner in which such other Party provides such Services and access to such Facilities; provided, further, that the selling or divesting Party shall remain responsible for all payment and other obligations hereunder with respect to such Services and access to such Facilities.

Section 2.21. Reorganization. In the event that the Company Group internally restructure, reorganize or transfer the business receiving the Services or access to the Facilities hereunder to an Affiliate, MSS shall be obligated to continue to provide, or cause to be provided, the Services and the access to Facilities to such Affiliate on the same price, terms and conditions as are in effect immediately prior to such reorganization, and in a manner which does not cause a degradation in any material respect in the service standards set forth herein; provided that MSS shall not be required to incur any material additional costs or to make any material change to the manner in which MSS provides such Services or access to such Facilities. In the event that the Parent Group internally restructure, reorganize or transfer the businesses receiving the Services or access to the Facilities hereunder to an Affiliate, the Company shall be obligated to continue to provide, or cause to be provided, such Services or access to such Facilities to such Affiliate on the same price, terms and conditions as are in effect immediately prior to such reorganization, and in a manner which does not cause a degradation in any material respect in the service standards set forth herein; provided that the Company shall not be required to incur any material additional costs or to make any material change to the manner in which the Company provides such Services or access to such Facilities.

Section 2.22. Permits.

(a) Each Party represents and warrants to the other Party that they and any of their Affiliates that are Providers through which they provide a Service have all material licenses, permits, rights and approvals of Governmental Entities (“Permits”) necessary to provide such Service.

(b) Each Party shall be responsible for and bear the costs of keeping in force all Permits necessary for such Party or its applicable Affiliates to provide the applicable Services until the expiration of the respective Scheduled Term or Extended Scheduled Term for such Service.

Section 2.23. Migration.

(a) The Parties shall use, and cause their respective Affiliates that are Providers or Recipients to use, their reasonable good faith efforts to cooperate with and assist each other in connection with the migration of the Company Group and their businesses from the Parent Group and their businesses, in each case and to the extent reasonably agreed by the Parties, taking into account the need to minimize both the cost of such migration and the disruption to the ongoing business activities of the Parties and their respective Affiliates (including minimizing the financial impact of any volume or other discounts with Third-Party Vendors). In furtherance thereof, to the extent that the Parties have not already done so prior to the Effective Date, the Parties shall (i) identify the respective tasks to be accomplished by each Party in connection with the orderly migration from the performance of any Service or provision of access to any Facility by a Provider to the performance of such Service and provision of access to such Facility by a Recipient, its Affiliates or a third Person (“Migration Services”), (ii) agree upon the terms of such Provider providing such Migration Services and (iii) agree to a schedule pursuant to which the Migration Services are to be completed. The Migration Services shall terminate on the date which is no later than three (3) months after the last date of any Scheduled Term or Extended Scheduled Term with respect to any Service or access to a Facility hereunder; provided that, upon request by the Recipient for an extension of such period, the relevant Provider shall use its commercially reasonable efforts to continue to provide such Migration Services for an additional period of time as mutually agreed between the Parties, but only to the extent such Provider continues to own or have access on commercially reasonable terms to the assets and resources necessary to provide such Migration Services. Any disputes between the Parties as to the identification of, terms of or schedule for Migration Services shall be rapidly and timely escalated and resolved in accordance with Section 7.09(a)(i) on an expedited basis.

(b) The Parties acknowledge that Migration Services may include the provision of services requested by a Contract Manager, on behalf of a Party or its Affiliate that is a Recipient, in connection with its migration to non-Provider Systems, including the transfer of records, segregation and migration of historical data, migration-specific enhancements and cooperation with and assistance to third-Person consultants engaged by such Recipient in connection with the foregoing.

Section 2.24. Primary Points of Contact for this Agreement.

(a) Each Party shall appoint an individual to act as the primary point of operational contact for the administration and operation of this Agreement, as follows:

(i) The individual appointed by the Company as the primary point of operational contact pursuant to this Section 2.24(a) (the “Company Contract Manager shall have overall operational responsibility for coordinating, on behalf of the Company, all activities undertaken by the Company Group and their Representatives hereunder, including the performance of the relevant Company Group’ obligations, the coordination of the provision of the services and access to the facilities with the relevant Parent Group, acting as a day-to-day contact with the MSS Contract Manager, and making available to the Parent Group the data, facilities, resources and other support services from the Company Group required for the Parent Group to be able to provide the services and access to the facilities in accordance with the terms of this Agreement. The Company may replace the Company Contract Manager with an employee or officer with comparable knowledge, expertise and decision-making authority from time to time upon written notice to MSS pursuant to Section 7.03(b). The Company shall use commercially reasonable efforts to provide at least 30 days prior written notice of any such change, or for a shorter period of time, the amount of notice reasonable under the circumstances.

(ii) The individual appointed by MSS as the primary point of operational contact pursuant to this Section 2.24(a) (the “MSS Contract Manager” shall have overall operational responsibility for coordinating, on behalf of MSS, all activities undertaken by the Parent Group and their Representatives hereunder, including the performance of the relevant Parent Group’ obligations, the coordination of the provision of the services and access to the facilities with the relevant Company Group, acting as a day-to-day contact with the Company Contract Manager and making available to the Company Group the data, facilities, resources and other support services from the Parent Group required for the Company Group to be able to provide the services and access to the facilities in accordance with the terms of this Agreement. MSS may replace the MSS Contract Manager with an employee or officer with comparable knowledge, expertise and decision-making authority from time to time upon written notice to the Company pursuant to Section 7.03(b). MSS shall use commercially reasonable efforts to provide at least 30 days prior written notice of any such change, or for a shorter period of time, the amount of notice reasonable under the circumstances.

(iii) In addition to the responsibilities set forth in Section 2.24(a)(i) and Section 2.24(a)(ii) and Section 7.09(a), the Contract Managers shall have the authority to approve in writing modifications to the Services, access to the Facilities, the terms on which the foregoing are provided and the Schedules.

(b) Unless otherwise mutually agreed between the Contract Managers, the Parties shall ensure that the MSS Contract Manager and the Company Contract Manager meet at least weekly, in person or telephonically, during the term of this Agreement. In addition, at least once per quarter during the term of this Agreement, the Contract Managers and the senior executives designated by the Parties shall meet to discuss this Agreement and any issues arising hereunder.

Section 2.25. TSA Records.

(a) During the term (including, if applicable, any extended term) of any Service or access to any Facility and for a period thereafter equal to the greatest of (i) any additional period required by applicable Law, (ii) any additional period required by the Provider’s record retention policies that are provided to the Recipient and (iii) six (6) months, MSS and the Company shall each maintain, and shall use commercially reasonable efforts to cause their respective Providers to maintain, true and correct records of all receipts, invoices, reports and other documents relating to the Services rendered and activities performed hereunder in accordance with applicable Law and its standard accounting and record management practices and procedures, consistently applied, which practices and procedures are employed by MSS, the Company or such Providers (as applicable) in their provision or receipt of services for themselves and their Affiliates.

(b) As and when so reasonably requested by the Contract Manager of a Recipient for the purpose of verifying invoices submitted to such Recipient and/or any Provider’s performance of Services, or by a Governmental Entity acting pursuant to applicable Law, the Party acting as the Provider shall cause each applicable Provider to permit at reasonable times and from time to time, but in no event more than one inspection per calendar year, by such Recipient and/or its external auditors (an “Inspection”) wherein such Provider shall (i) make books and records concerning the calculation of any fees or Taxes, the performance of the Services or access to the Facilities provided pursuant to this Agreement (including IT infrastructure and general IT controls) and/or the invoices submitted to MSS or the Company or its Affiliate which is a Recipient, available for inspection by such Person(s) as such Recipient designates as its authorized Representative(s) and (ii) give such Representatives reasonable access during regular business hours to facilities, officers, employees and other representatives of such Provider, including attorneys, accountants and others, in connection with such Inspection without disruption in any material respect of the business operations of such Provider. There shall only be one Inspection per year calendar, unless additional inspections are necessary to respond to a regulatory or court demand, or are required under applicable Law; provided that if an Inspection begun in a calendar year continues into the next calendar year, such Inspection shall not count as the Inspection for the second year. The Provider shall reasonably cooperate with the Recipient in terms of providing access to information and people as is necessary for the Recipient to meet its audit obligations, including the Recipient’s obligations to comply with a request from a Governmental Entity. Notwithstanding the foregoing, the right of Inspection under this Section 2.25(b) is subordinate to the Scheduled Services for internal audit services and neither Party shall be entitled to an Inspection to the extent that the same audit service has been conducted as a Scheduled Service in the year at issue.

(c) Following the Separation Date, if it is determined pursuant to the dispute resolution process in Section 7.09 or any arbitration proceeding between the Parties, or the Parties otherwise agree (in mediation or otherwise), (i) that an Inspection has revealed that a Provider has overcharged a Party or its Affiliates for the Services or access to the Facilities, the Party acting as Provider shall credit (or, if the applicable Provider has ceased providing the Services or access to the Facilities, shall refund) promptly, the Party acting as the Recipient or its Affiliate which is a Recipient for the amount of the overcharge plus interest thereon calculated from the date of payment of the overcharge using the applicable Interest Rate and (ii) that an

Inspection has revealed that a Provider has undercharged a Party or its Affiliates for the Services or access to the Facilities, the Party acting as the Recipient or its Affiliate which is a Recipient for the amount of the undercharge shall promptly pay the difference between the undercharge and the amount that should have been charged. The costs and expenses incurred by the Recipient, Provider and their respective Affiliates in connection with an Inspection shall be borne by such Recipient.

(d) Following the Separation Date, to the extent that an Inspection identifies any material deficiencies or issues (other than in connection with overcharges or undercharges, which are addressed in Section 2.25(c)), such deficiencies or issues shall be referred to the Contract Managers and, if necessary, resolved pursuant to Section 7.09.

(e) Following the Disaffiliation Date, any issues with respect to the migration and delivery of records under this Section 2.25 shall be handled in accordance with the provisions of the Master Separation Agreement regarding Records and Non-Records (as those terms are defined therein).

ARTICLE III

COSTS AND DISBURSEMENTS

Section 3.01. Costs and Disbursements.

As consideration for providing the Services and access to the Facilities:

(a) Scheduled Service Charges: Except as otherwise set forth on the applicable Schedule, (i) the Company shall cause the Recipient of any Service set forth in Schedule 2.01-1 or access to any Facility set forth in Schedule 2.02-1 to pay to the applicable Provider the monthly portion of the annual amount specified next to such Service or Facility in the applicable Schedule, and (ii) MSS shall cause the Recipient of any Service set forth in Schedule 2.01-2 or access to any Facility set forth in Schedule 2.02-2 to pay to the applicable Provider the monthly portion of the annual amount specified next to such Service or Facility in the applicable Schedule (with respect to a Service or Facility, the “Scheduled Service Charge” for such Service or Facility) and any charges in connection with any Changes thereto (including, for clarity, any minimum spend agreed to pursuant to Section 2.12(d)); provided, however, that beginning on January 1, 2018, and each subsequent January 1 thereafter during the term of this Agreement, the Scheduled Service Charges (exclusive of any Pass-Through Charges included therein) will be increased by 3% for the then-upcoming twelve (12)-month period.

(b) Other Service Charges: For each Knowledge Transfer Service, Third-Party Vendor Service, Migration Service, Resumed Facility, and Resumed Service, MSS or the Company, as applicable, shall cause the Recipient to pay to the applicable Provider an amount equal to the Agreed Price for such service or facility (such amounts, together with Scheduled Service Charges, “Service Charges”); provided, however, that there shall be no charge for de minimis Knowledge Transfer Services (which, by way of example, includes meetings (without travel by the Provider) or phone calls, in each case of thirty (30) minutes or less in duration).

(c) Pass-Through Charges: Except as otherwise set forth on the applicable Schedule, in addition to any Service Charges, MSS or the Company, as applicable, shall cause the Recipient to pay to the Provider actual out-of-pocket costs and expenses paid to any unaffiliated third Person (less any Sales Tax recoverable by such Provider or any of its Affiliates), incurred by a Provider or its Affiliates in the provision of any Service or access to any Facility (collectively, “Pass-Through Charges”) including Pass-Through Charges specified on Schedule 2.01-1, Schedule 2.01-2, Schedule 2.02-1 or Schedule 2.02-2 (if any) or otherwise agreed to in writing by the Parties; provided that (a) any such cost that is materially inconsistent with historical practice and applicable only to the Recipient (as compared with a cost applicable to both Provider and Recipient) shall not be incurred without the prior written approval of the applicable Recipient and (b) all travel expenses that are included as a Pass-Through Charge shall only be reimbursed in accordance with such Recipient’s travel policies previously provided in writing to the Provider. Pass-Through Charges in excess of $50,000 for a single expense shall not be incurred without the prior written approval of the applicable Recipient (but excluding any Pass-Through Charges that are variable charges already included in Schedule 2.01-1, Schedule 2.01-2, Schedule 2.02-1 or Schedule 2.02-2, for which approval is deemed given); provided that if such Recipient does not approve the incurrence of such expense, MSS and the Company shall discuss in good faith commercially reasonable alternatives to the incurrence of such expense; and provided, further that if MSS and the Company do not agree to a commercially reasonable alternative to the incurrence of such expense and such Recipient still does not approve the incurrence of such expense, then the applicable Provider may terminate the Service related to such Pass-Through Charge within fifteen (15) Business Days of delivering a written notice to such effect to the Company or MSS in accordance with Section 7.03(b), as the case may be, and the applicable Contract Manager, unless, during such fifteen (15) Business Day period, such Recipient approves the incurrence of such expense.

(d) Invoices: Invoices for Service Charges and Pass-Through Charges for each Recipient shall be invoiced to the Party that is such Recipient’s Affiliate (e.g., all charges for an Affiliate of the Company shall be invoiced to the Company). Each month’s Service Charges and Pass-Through Charges for each Recipient shall be set forth in an invoice (which invoice or related documentation shall provide reasonable detail regarding the calculation of the amount set forth in the invoice unless such amount is a fixed amount set forth in a Schedule) from the applicable Party on behalf of all of its Providers that are Affiliates and submitted in electronic format to the Person at MSS or the Company, as the case may be, designated to receive such invoices, with copies of all such invoices sent simultaneously in electronic format to the applicable Contract Manager, and with all amounts due calculated and payable in U.S. dollars, unless otherwise required by applicable Law, otherwise designated in the applicable Schedule, or otherwise agreed to by the Parties in writing. The applicable Party issuing the invoice shall do so by the fifth (5th) Business Day following the end of a month and the Party receiving the invoice shall pay all amounts set forth in such invoice and not disputed pursuant to Section 3.02 via electronic funds transfer (instructions to be separately provided), by the last Business Day in the month in which its Contract Manager received the invoice. The Parties acknowledge that there may be a lag with respect to charges from third-party vendors that provide or support a Service or access to a Facility; the applicable Party issuing the invoice shall use commercially reasonable efforts to include such third-party vendor charges promptly on the next invoice to the applicable Party following receipt of documentation from the third-party vendor of such charges.

(e) Sales Tax Matters:

(i) Notwithstanding any provision to the contrary, all consideration paid hereunder is exclusive of any sales, transfer, goods or services tax, or similar gross-receipts-based Tax (including any such Taxes that are required to be withheld, but excluding all other Taxes, including Taxes based upon or calculated by reference to net income, gain or capital) imposed against or on services provided (“Sales Taxes”) by a Provider hereunder and such Sales Taxes shall be added to the consideration to be paid to a Provider where applicable. The Parties shall cooperate in good faith to determine and to minimize the amount of such Sales Taxes, including either Party providing reasonable documentation that is necessary to evidencing an exemption from or reduced liability for such Sales Taxes. To the extent practicable, the relevant invoice submitted to the Recipient shall (a) state such Sales Taxes separately and (b) state the taxable services separately from the non-taxable services. In addition, the separately stated Sales Taxes shall not be charged in any case more than six months after the end of the tax year of the date in which the relevant invoice for the provision of services was sent; provided however, to the extent the amount of such Sales Taxes is in dispute between the Parties or with a taxing authority, the amount of such Sales Taxes shall be invoiced as soon as practicable after the dispute is resolved.

(ii) To the extent such Sales Taxes are payable by the Provider to the relevant taxing authority, the Recipient shall remit an amount equal to such Sales Taxes to the Provider. Where the Law is unclear or the Law provides that either Party may remit such Sales Taxes, the Person responsible for remitting the Sales Tax to the tax authority shall be determined by the Provider under the same methodologies Provider uses to determine taxation on services in its standard administrative services agreements it enters into with customers.

(iii) Notwithstanding any other proviso, the Recipient shall not be required in any case to indemnify the Provider for any (x) penalties, interest or additions to tax imposed with respect to a Sales Tax to the extent such amounts are imposed due to a failure by the Provider to timely collect or remit any such taxes to a taxing authority or timely file any tax return relating to such taxes except where such failure was directly due to the Recipient’s breach of any obligation herein or if the amount of such Sales Tax was timely and properly contested or (y) Taxes other than Sales Taxes and, to the extent that any tax other than a Sales Tax is required to be withheld or deducted by the Recipient, the Recipient has the right to withhold or deduct the amount of such tax from any consideration hereunder and such amount shall be treated as paid to the Provider for purposes of this Agreement. For purposes of this Agreement, the amount required to be remitted by or with respect to Sales Tax shall be reduced by (and if necessary, reimbursed by) the amount of any such Sales Tax that is recoverable, refundable or creditable to the Provider or for which the Provider is reimbursed or held harmless against by another party (other than an indemnity set forth hereunder). For purposes of this subsection, any reference to the Provider or Recipient includes MSS or the Company on behalf of the Provider or Recipient, as the case may be.

Section 3.02. No Right to Set-Off; Disputed Invoice Amounts. Each applicable Party shall pay or cause the applicable Recipient that is its Affiliate to pay to the other Party or the applicable Provider in full all undisputed Service Charges and other amounts due and payable hereunder and, except as permitted by this Section 3.02 or as otherwise agreed to by the Parties, shall not set-off, counterclaim or otherwise withhold any amount owed or claimed to be owed hereunder on account of any obligation owed by or on behalf of a Provider, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing. Notwithstanding the foregoing, in the event a Party or its applicable Recipient disputes any specific amount on an invoice, such Party shall notify the other Party and the applicable Provider in writing and describe in detail the reason for disputing such specific amount and shall have no obligation to pay such amount during the pendency of the dispute with respect to such amount. The Parties shall use, and shall cause the respective Recipient and Provider to use, their commercially reasonable efforts to reach an agreement with respect to such specific disputed amount. If the respective Recipient and Provider or the employees or their designees at MSS and the Company responsible for preparing and reviewing the invoices are unable to reach an agreement about any such specific disputed amounts within ten (10) Business Days after such written notification has been received, the matter shall be rapidly and timely escalated and resolved in accordance with Section 7.09(a)(i) on an expedited basis. Upon resolution of the dispute, the Party shall promptly pay, or cause its Affiliate that is the applicable Recipient to promptly pay, the applicable amount, if any, as determined by the process used in Section 7.09(a)(i).

ARTICLE IV

WARRANTIES AND COMPLIANCE

Section 4.01. Disclaimer of Warranties. Except as expressly set forth herein, each Party (on behalf of itself and its Affiliates) acknowledges and agrees that the Services and access to the Facilities are provided as-is, that each Party (on behalf of itself and its Affiliates) assumes all risks and liabilities arising from or relating to its use of and reliance upon the Services and access to the Facilities and that each Party (on behalf of itself and its Affiliates) makes no additional representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS REGARDING THE SERVICES AND THE FACILITIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES AND THE FACILITIES FOR A PARTICULAR PURPOSE.

Section 4.02. Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance hereunder.

ARTICLE V

LIMITED LIABILITY AND INDEMNIFICATION

Section 5.01. Indemnification.

(a) MSS, on behalf of itself, any Person that is a Provider on behalf of MSS hereunder and the other Parent Group Members (the “MSS Indemnitors”), shall indemnify the Company, the other Company Group Members and their Representatives (the “Company Indemnified Parties”) against, and defend and hold the Company Indemnified Parties harmless from, any and all Losses (including Losses resulting from Third-Party Claims) imposed on, sustained, incurred or suffered by, or asserted against any Company Indemnified Party arising from or resulting out of any of the following: (i) any breach or non-fulfillment by a MSS Provider of any of its obligations hereunder or under any agreement for the provision of TPA Services or TSA Broker-Dealer Services; (ii) infringement, misappropriation or other violation of or conflict with any Intellectual Property right of any third-party claimed or threatened against a Company Indemnified Party resulting from a MSS Provider’s provision of, or the Company’s or any Company Group Member’s receipt of, the Services or access to the Facilities hereunder, except to the extent such claim of infringement, misappropriation or other violation or conflict arises from a Company Indemnified Party’s failure to obtain a necessary consent from a third-party to the extent required by this Agreement; or (iii) a MSS Provider’s bad faith (other than allegations of a third party in connection with the administration of products of a Company Group Member under this Agreement or under any agreement for the provision of TPA Services or TSA Broker-Dealer Services), fraud, gross negligence or willful misconduct; provided, in the case of each of clauses (i) — (iii) of this Section 5.01(a) that no MSS Provider shall have any obligation to indemnify any Company Indemnified Party to the extent that such Loss results from any claim for which any MSS Indemnified Party is entitled to indemnification under Section 5.01(b).

(b) The Company, on behalf of itself, any Person that is a Provider on behalf of the Company hereunder and the other Company Group Members (the “Company Indemnitors”), shall indemnify MSS, the other Parent Group Members and their Representatives (“MSS Indemnified Parties”) against, and defend and hold harmless the MSS Indemnified Parties from, any and all Losses arising from third-party claims imposed on, sustained, incurred or suffered by, or asserted against any MSS Indemnified Party arising from or resulting out of any of the following: (i) any breach or nonfulfillment by a Company Provider of any of its obligations hereunder or under any agreement for the provision of TPA Services or TSA Broker-Dealer Services; (ii) infringement, misappropriation or other violation of or conflict with any Intellectual Property right of any third-party claimed or threatened against a MSS Indemnified Party resulting from a Company Provider’s provision of, or a MSS Indemnified Party’s receipt of, the Services or access to the Facilities hereunder, except to the extent such claim of infringement, misappropriation or other violation or conflict arises from a MSS Indemnified Party’s failure to obtain a necessary consent from a third-party to the extent required by this Agreement; or (iii) a Company Provider’s bad faith (other than allegations of a third party in connection with the administration of products of a Parent Group Member under this Agreement or under any agreement for the provision of TPA Services or TSA Broker-Dealer Services), fraud, gross negligence or willful misconduct; provided, in the case of each of clauses (i) — (iii) of this Section 5.01(b) that no Company Provider shall have any obligation to indemnify any MSS Indemnified Party to the extent that such Loss results from any claim for which any Company Indemnified Party is entitled to indemnification under Section 5.01(a).

Section 5.02. Additional Limitations on Liability.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY, NOR ANY OF ITS AFFILIATES OR ITS OR THEIR REPRESENTATIVES (NOR ANY SUCCESSORS OR ASSIGNS OF SUCH PERSONS) SHALL BE LIABLE FOR ANY INCIDENTAL, SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFIT OR LOSS OF REVENUE) OF THE OTHER PARTY, ITS SUCCESSORS, ASSIGNS OR THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, IN ANY WAY DUE TO, RESULTING FROM OR ARISING IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN TORT (INCLUDING NEGLIGENCE), CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, OR OTHERWISE AND REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE FORESEEABLE OR WHETHER AN INDEMNIFIED PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES, EXCEPT TO THE EXTENT (I) SUCH DAMAGES ARE AWARDED TO AN UNAFFILIATED THIRD-PARTY AND ARE SUBJECT TO A CLAIM FOR INDEMNITY HEREUNDER PURSUANT TO SECTION 5.01, OR (II) SUCH DAMAGES ARE AWARDED TO A PARTY IN CONNECTION WITH THE OTHER PARTY’S BAD FAITH (OTHER THAN ALLEGATIONS OF A THIRD PARTY IN CONNECTION WITH THE ADMINISTRATION OF PRODUCTS OF A SERVICE RECIPIENT UNDER THIS AGREEMENT OR UNDER ANY AGREEMENT FOR THE PROVISION OF TPA SERVICES OR TSA BROKER-DEALER SERVICES), FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, EXCEPT AS MAY BE OTHERWISE SET FORTH IN SECTIONS 5.02(c) AND 5.02(d).

(b) (i) The liability of the Company (for itself and its Affiliates) pursuant to this Agreement, whether in contract, tort or otherwise, shall not exceed $50,000,000.

(ii) The liability of MSS (for itself and its Affiliates) pursuant to this Agreement, whether in contract, tort or otherwise, shall not exceed the following:

(A)	From the Effective Date until the day prior to the first anniversary of the Effective Date: $125,000,000;

(B)	From the first anniversary of the Effective Date until the day prior to second anniversary of the Effective Date: $100,000,000;

(C)	From the second anniversary of the Effective Date until the day prior to the third anniversary of the Effective Date: $75,000,000; and

(D)	Thereafter $50,000,000.

By way of clarification, in all cases, the overall liability limit does not reset at each point in time and if the aggregate amount that MSS (on behalf of itself and its Affiliates) has paid to the Company Indemnified Parties in connection herewith exceeds the applicable liability limit in subsections (B)-(D) above, MSS (on behalf of itself and its Affiliates) shall have no further liability hereunder except as set forth in Sections 5.02(b)(iii) and 5.02(b)(iv).

(iii) Except as otherwise provided in Section 5.02(c)(i) and Section 5.02(c)(ii), and subject to Section 5.02(d), notwithstanding the foregoing, MSS shall have liability up to $25,000,000 with respect to any Losses imposed by any self-regulatory organization, or any federal, state, or local agency, in connection with a Service or access to a Facility relating to administration of Recipient’s insurance products hereunder by a Party regardless of when the Loss is incurred; provided that if such Losses are incurred during the period between the Effective Date and the first anniversary of the Effective Date, then the amount in Section 5.02(b)(ii)(A) for limitation of liability for any other claims shall be reduced by the Losses incurred for such period (i.e., the aggregate limit of liability in the first year of this Agreement for MSS is $125,000,000 and the overall limit of liability for MSS shall not exceed $125,000,000 except for such liability that is excluded pursuant to Section 5.02(b)(iv)); and provided further that if such Losses exceed $25,000,000 at any point, the Party as Recipient may seek to collect any excess subject to the liability limitation in Section 5.02(b)(ii)(A) through Section 5.02(b)(ii)(D), but with respect to the amount of limitation in effect when such a claim is made. For purposes of this subsection, MSS’s liability includes Losses arising from putative class actions based on substantially the same set of facts or circumstances that led or could lead to a Loss imposed by any self-regulatory organization, or any federal, state, or local agency.

(iv) A Party’s limitation of liability under this Section 5.02(b) shall not apply in the case of (x) Third-Party Claims with respect to a Party’s negligence resulting in death or personal injury, (y) amounts owed pursuant to Section 3.01 or (z) a Party’s bad faith (other than allegations of a third party in connection with the administration of products of the other Party under this Agreement or under any agreement for the provision of TPA Services or TSA Broker-Dealer Services), fraud, gross negligence or willful misconduct, including with respect to a Party’s obligations pursuant to Section 2.17(c) and Section 7.01, but excluding Section 5.02(c)(ii) with respect to willful misconduct. The Parties agree that any indemnification payments made under any agreement for TPA Services and TSA Broker-Dealer Services between Parent Group Members and Company Group Members shall be applied against the relevant Party’s limitation of liability set forth under this Section 5.02(b).

(c) In connection with any with any claim or demand for benefits, and related extra-contractual damages, under a policy or contract issued by a Company Group Member:

(i) the applicable Company Group Member remains liable for the contract benefits for the applicable products in all cases;

(ii) the applicable Company Group Member remains liable for any extra-contractual payments paid to a claimant pursuant to a settlement or judgment, including amounts in excess of the contract limits, awards of bad faith, punitive damages and the claimant’s attorneys’ fees and costs, except in the event that any extra-contractual payment is attributable to

MSS’s willful misconduct, in which case MSS shall have liability up to an annual cap of $1,500,000;

(iii) the applicable Company Group Member has the right to assume the initiation or defense of all litigations, arbitrations or other formal dispute resolution proceedings with respect to any applicable products, and is responsible for all defense costs and attorneys’ fees;

(iv) any extra-contractual payments as set forth in Section 5.02(c)(ii) borne by MSS shall constitute a liability of MSS as a Provider that is subject to the liability limitations of Section 5.02(b) in effect on the day the amount of extra-contractual payments or method of calculating such payments are set, whether by settlement, adjudication or otherwise; the outside counsel fees and costs shall be subject to the liability limitations in effect on the day such fees and costs are incurred; and

(v) Other than as permitted in Section 5.02(b)(iii) with respect to regulatory fines and penalties incurred, neither MSS nor the Company shall have liability for any claim or demand, or other circumstance or state of facts that could give rise to any claim or demand under Section 5.02(c) made after the day that is the three (3) year anniversary of the date the Service or the access to the Facility giving rise to such claim or demand or other circumstance was terminated.

(d) For the period of time that MSS or its Providers provide Services for the administration of Company Group Member products under this Agreement or under any agreement for the provision of TPA Services or TSA Broker-Dealer Services, MSS shall use commercially reasonable efforts to deliver, within 30 days of the end of each quarter starting with the quarter ending March 31, 2017, a statement showing (i) with respect to variable Insurance Contracts, the net amount of all Breakage during the prior calendar year for the variable Insurance Contract of the Company Group Members arising from the Services and the TPA Services during such calendar year and (ii) the net EP Amount for the Company Group Members taking into account any recovery of overpayments by MSS or its Providers or their Affiliates in connection with the applicable Insurance Contracts during such calendar year. The Company shall be liable for all such amounts up to $2,500,000 annually, with any excess of that amount constituting an indemnifiable claim hereunder, subject to the limitations of liability set forth in Section 5.02(b) in effect for the year in which the Breakage and EP Amount occurred.

(e) Any claim for indemnification by an Indemnified Person must be made in writing to MSS or the Company pursuant to Section 5.04 or 5.05, as applicable, and, other than as permitted in Section 5.02(c)(iii) with respect to regulatory fines and penalties incurred, the limitation on liability applicable to such claim pursuant to Section 5.02(b) shall be the limitation in effect on the day of receipt by MSS or the Company of such Notice of Claim or other written notice. Other than as permitted in Section 5.02(b)(iii) with respect to regulatory fines and penalties incurred or as permitted in Section 5.02(c)(v), all claims for indemnification must be made before the day that is the eighteen (18) month anniversary of the date the Service or the access to the Facility giving rise to such claim was terminated; provided, that where such claim is made in connection with the last Services or access to Facilities terminated under this

Agreement, the applicable limitation of liability pursuant to Section 5.02(b) shall be the one in effect as of the date of the termination of such Services or access to Facilities.

(f) Any claim for indemnification hereunder and any liability of MSS pursuant to Section 5.02(c) or Section 5.02(d) shall be limited to Services or access to Facilities provided on or after the Effective Date.

(g) In connection with Services for commission payments to third parties, the Provider will use commercially reasonable efforts to collect any overpayments. If attempts to collect the overpayment are unsuccessful, the Provider shall be liable for the overpayment and such overpayment shall be subject to the limitations of liability set forth in Section 5.02(b); provided, that if the Recipient of such Service directs the Provider to forego collection efforts for an overpayment, in which case the Recipient shall be liable for the overpayment, and such overpayment shall not be subject to any limitation on liability in Section 5.02(b).

(h) At or prior to the transfer of laptop or desktop computers from MSS or its Affiliates to the Company or its Affiliates, MSS or its Providers may scan such computers to identify software that was not downloaded by means of the “MetLife SCCM” and shall identify all such software to the Company. MSS shall remove all such software for which MSS or its Affiliates or the Company Group does not has a license or consent unless otherwise directed by the Company and, in such case, the Company shall indemnify MSS and its Providers for any Losses arising from a Third-Party Claim related to the software that was not removed due to the direction by the Company, subject to the limitation of liability in Section 5.02(b)(i).

(i) A Party and its Providers shall have no liability for Losses arising from Services hereunder or under any agreement for the provision of TPA Services or TSA Broker-Dealer Services to the extent that such Losses (including regulatory fines and penalties) arise from a direction by the Recipient as to (i) how to make a Change, (ii) a change to a TPA Services or TSA Broker-Dealer Service, (iii) training (whether on a new product or process or a modification of an existing product or process) or (iv) whether the Provider should act or not act, in each case solely to the extent that such Losses result from such direction, and the Recipient shall indemnify such Party and its Providers against any Third-Party Claim resulting from such direction, subject to the limitations of liability set forth in Section 5.02(b).

(j) Each Party indemnified hereunder shall use commercially reasonable efforts to mitigate and otherwise minimize its respective Losses, whether direct or indirect.

Section 5.03. Insurance. Notwithstanding anything to the contrary contained herein, no Party indemnified under this ARTICLE V shall be indemnified or held harmless hereunder to the extent such Losses are covered by insurance provided by a third Person.

Section 5.04. Procedures for Third-Party Claims.

(a) In the event that any claim or demand, or other circumstance or state of facts that could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnified Party hereunder is asserted or sought to be collected, in each case, in writing, by a third-party (“Third-Party Claim”), the Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third-Party Claim, notify the

Indemnitor in writing of such Third-Party Claim (“Notice of Claim”); provided, however, that a failure by an Indemnified Party to provide timely notice shall not affect the rights or obligations of such Indemnified Party other than if the Indemnitor shall have been actually prejudiced as a result of such failure. The Notice of Claim shall (i) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated Loss and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. The Indemnified Party shall enclose with the Notice of Claim a copy of all papers served with respect to such Third-Party Claim, if any, and any other documents evidencing such Third-Party Claim.

(b) The Indemnitor shall have the right, but not the obligation, to assume the defense or prosecution of such Third-Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third-Party Defense”). If the Indemnitor assumes the Third-Party Defense in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor and (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim to the extent such judgment or settlement provides for equitable relief or includes an admission of liability or fault without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed. The Parties shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties shall also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the Third-Party Defense, such Indemnitor shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

(c) If the Indemnitor does not assume the Third-Party Defense, the Indemnified Party shall be entitled to assume the Third-Party Defense, at the expense of the Indemnitor, upon delivery of notice to such effect to the Indemnitor; provided that (i) the Indemnitor shall have the right to participate in the Third-Party Defense at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof, (ii) the Indemnitor may at any time thereafter assume the Third-Party Defense, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnified Party’s counsel incurred prior to the assumption by the Indemnitor of the Third-Party Defense and (iii) the Indemnitor shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.05. Indemnification Procedure other than for Third-Party Claims. An Indemnified Party shall notify the Indemnitor in writing promptly, of its discovery of any matter that does not involve a Third-Party Claim; provided that a failure by a Party to provide timely notice shall not affect the rights or obligations of such Party other than if the other Party or its Affiliates shall have been actually prejudiced as a result of such failure. Such notice shall (a) state that the Indemnified Party has paid Losses or anticipates that it shall incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement and (b) specify to the extent practicable in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. The Indemnified Party shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such reasonable assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

Section 5.06. Exclusive Remedy. Each Party acknowledges and agrees that, following the Effective Date, other than (a) in the case of actual fraud by the Company or MSS or any of their respective Affiliates or Representatives, (b) as expressly set forth in this Agreement, and (c) with respect to equitable relief available hereunder including Section 7.09(b), the indemnification provisions of this Article V shall be the sole and exclusive remedy of such Party for any Third-Party Claims arising from or related to this Agreement. Any first party claims arising from or related to this Agreement, whether in contract, tort or otherwise, shall be subject to Section 5.02.

ARTICLE VI

TERM AND TERMINATION

Section 6.01. Term and Termination.

(a) Each Scheduled Service and access to each Scheduled Facility shall be provided for a term (the “Initial Scheduled Term”) commencing and ending, in each case, on the dates set forth for such Scheduled Service or such Scheduled Facility in Schedule 2.01-1 and Schedule 2.01-2 (in the case of the Services) or Schedule 2.02-1 and Schedule 2.02-2 (in the case of access to the Facilities), respectively, or such shorter term if earlier terminated pursuant to the terms of this Agreement. As Recipients, the Parties agree to use, and to cause their Affiliates to use, their reasonable best efforts to avoid extending the Initial Scheduled Terms; however, upon the provision of written notice to the applicable service manager and the Contract Manager of the Provider at least three (3) months prior to the end of the Initial Scheduled Term where such Initial Scheduled Term ends in 2017 and at least four (4) months prior to the end of the Initial Scheduled Term where such Initial Scheduled Term ends in 2018 or later, in each case with respect to any such Scheduled Service or Scheduled Facility, the Recipient may request the Provider to extend such Initial Scheduled Term up to two separate three (3) month terms (the “Extended Scheduled Term”, and together with the Initial Scheduled Term, the “Scheduled

Term”) on terms as shall be mutually agreed to in writing by the Parties, (i) with the Scheduled Service Charge for such Scheduled Service or Scheduled Facility increasing by 10% (i.e., 1.1 times the Scheduled Service Charge then in effect, which, by way of clarification, includes any increases contemplated in Section 3.01(a)) from and after the last day of the Initial Scheduled Term for such Scheduled Service or Scheduled Facility and (ii) with the Scheduled Service Charge for such Scheduled Service or Scheduled Facility increasing by an additional 10% (i.e., 1.1 times the Scheduled Service Charge then in effect (which, by way of clarification, includes any increases contemplated in Section 3.01(a) and in sub-clause (i) above) from and after the date that is the three (3) month anniversary of the last day of such Initial Scheduled Term, unless otherwise specified in the relevant Schedule for such Service or Facility. A Provider will have no obligation to provide a Service or access to a Facility beyond the Scheduled Term unless otherwise agreed in writing, including as to an increase in Service Charges, if any, for providing such Service or access to a Facility. For any Service or access to a Facility for which the Initial Scheduled Term is twenty-four (24) months or more, a Recipient shall not be entitled to an Extended Scheduled Term for such Service or access to a Facility if the plan for Migration Services in connection with such Service or access to such Facility has not been completed in all material respects six (6) months prior to the end of the Initial Scheduled Term or the Parties have agreed that such plan cannot be completed at such time. Notwithstanding the foregoing or any other provision herein to the contrary, to the extent either Party’s (i) failure to complete Knowledge Transfer Services in accordance with the time frames agreed to by Parties and the standards set forth herein or (ii) failure to provide a Scheduled Service or Scheduled Facility in accordance with the standards set forth herein prohibit or materially diminishes the ability of a Recipient to terminate a Service or access to a Facility during the Initial Scheduled Term or Extended Scheduled Term (the “Agreed Term”), as applicable, such Agreed Term, as well as the term for any related Knowledge Transfer Services, Third-Party Vendor Services, Migration Services, Resumed Facility, and Resumed Services shall be extended, without penalty to the Recipient, for a reasonable amount of time, to be agreed to by the Parties, to enable such Recipient to terminate such Service or access to a Facility. If the Parties are unable to agree upon the length of such extension, the dispute shall be rapidly and timely escalated and resolved in accordance with Section 7.09(a)(i) on an expedited basis.

(b) Notwithstanding the term for providing any Service or access to any Facility as set forth in Schedule 2.01-1, Schedule 2.01-2, Schedule 2.02-1 or Schedule 2.02-2, respectively, (i) a Service or access to a Facility may be terminated earlier by MSS if the Company is in material breach of the terms of this Agreement related to such Service or access to such Facility and the Company fails to cure such breach within thirty (30) days of MSS delivering a written notice of such breach to the Company in accordance with Section 7.03 (it being understood and agreed that the failure of the Company or a Recipient that is an Affiliate of the Company to pay any outstanding Scheduled Service Charge or other amount due, and not subject at the time of termination to a dispute pursuant to Section 3.02, to MSS or the applicable Provider shall be a material breach of the terms of this Agreement with respect to the Service or Facility for which the Company has not paid such Scheduled Service Charge); (ii) a Service or access to a Facility may be terminated earlier by the Company if MSS is in material breach of the terms of this Agreement related to such Service or access to such Facility and MSS fails to cure such breach within thirty (30) days of the Company delivering a written notice of such breach to MSS in accordance with Section 7.03 (it being understood and agreed that the failure of MSS or a Recipient that is an Affiliate of MSS to pay any outstanding Scheduled Service Charge or other amount due, and not subject at the time of termination to a dispute pursuant to Section 3.02, to the Company or the applicable Provider shall be a material breach of the terms of this Agreement with respect to the Service or Facility for which MSS has not paid such Scheduled Service Charge); (iii) the Company may terminate this Agreement if MSS or Parent commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall take any corporate action to authorize any of the foregoing; and (iv) MSS may terminate this Agreement if the Company or BHF commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall take any corporate action to authorize any of the foregoing.

(c) (i) With respect to any Service or access to any Facility (but excluding Changes set forth in Section 2.12(d)), a Party in its capacity as, or on behalf of its Affiliate which is, a Recipient may terminate such Service or access to such Facility, in whole, or in part (in accordance with Section 6.01(d)): (A) for any reason or no reason upon its Contract Manager providing at least thirty (30) days’ prior written notice to the applicable service manager and the Contract Manager of the Provider of such Service or access to such Facility (unless a longer notice period is specified in the Schedules), in each case, subject to the obligation to pay any applicable termination charges pursuant to Section 6.02 including Section 6.02(b); provided, that in the event that such termination of a Service or access to a Facility is likely to cause the applicable Provider to provide notices to affected employees under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101–2109, or applicable state law acts, then the Contract Manager of the Recipient shall provide the Contract Manager of the Provider with prior written notice of termination at least as long as the sum of (1) the longest applicable time period under the applicable acts for the Provider to provide notices to affected persons under those acts plus (2) one month (e.g., a 60 day WARN Act requirement for one affected location and a 90 day WARN Act requirement for a second affected location would require termination notice from the Contract Manager of the Recipient at least 90 days + one month before the last date of a Service or access to a Facility); (B) at any time if a related Service or access to a Facility has been terminated; provided that the Service or access to such Facility does not provide a dependency for non-terminating Services or access to Facilities; and (C) upon mutual agreement of the Parties. Any Party in its capacity as, or on behalf of a third-party or Affiliate that is, a Provider may terminate any Service or access to any Facility pursuant to Section 2.08, subject to Recipient’s obligation to pay any applicable termination charges pursuant to Section 6.02.

(ii) If a Service or access to a Facility is terminated, the relevant Schedule, if applicable, shall be updated to reflect such termination. The effective date for termination of any Service (other than Knowledge Transfer) or access to any Facility shall be the last day of a calendar month. Within ten (10) Business Days following receipt of a notice of termination in accordance with Section 6.01(c), the applicable Contract Manager, on behalf of such Provider, shall send to the applicable service manager and the Contract Manager for the Recipient a written notice that either (x) states that the Service or access to the Facility for which termination is requested has no dependencies and can be terminated on the requested date or (y) to the extent that such Party’s ability to provide or cause to be provided a Service or access to a Facility, as the case may be, is dependent on the continuation of another Service or access to another Facility that the Recipient seeks to terminate, describes any such dependency to such Recipient, in which case the Service or access to a Facility sought to be terminated shall not terminate and the Parties shall work in good faith to determine how and when such Service or access to such Facility can be terminated.

(d) A Contract Manager, on behalf of a Party or its Affiliate that is a Recipient, may from time to time request a reduction in part of the scope or amount of any Service or access to any Facility or the partial termination thereof by providing at least thirty (30) days’ prior written notice to the applicable service manager and Contract Manager for the Provider of such Service in access to such Facility, in which case the Parties shall cause the applicable Provider and Recipient to discuss the feasibility of such a reduction or partial termination in good faith and the appropriate reductions in scope or amount to the relevant Service Charges or other applicable charges in light of all relevant factors, including the costs and benefits to the Provider of any such reductions and the applicable charges pursuant to Section 6.02(b). If the applicable Recipient, Provider, and Contract Managers agree on the terms of such reduction or partial termination, which terms shall be in writing and approved by the Contract Managers, then the relevant Schedule, if applicable, shall be updated to reflect any such reduced Service or access to such Facility and the Provider shall provide the reduced or partially terminated Service or access to Facility in accordance with the agreed to terms.

(e) Notwithstanding the foregoing in this Section 6.01, the Parties acknowledge and agree that there are certain Services on Schedule 2.01-1 related to policy administration systems, some of which are the subject of an outsourcing agreement known as “Project Panorama” (all such Services, whether or not related to Project Panorama, are the “Panorama Related Services” and are designated as such on Schedule 2.01-1) and all such Services are currently expected to have an Initial Term of at least 36 months, although the scope and amount of such Services may vary over the 36 months in accordance with Section 6.01(d). By the end of 2018, the Parties will evaluate the duration of the Initial Term for each of the Panorama Related Services and decide whether to extend or modify the Initial Term, taking into account the progress on the implementation of Project Panorama and the migration of certain systems to a third-party vendor and the migration plans of BHS.

(f) In the event that the Parties or their Affiliates elect to outsource one or more of the policy administration systems not already a part of the outsourcing transaction commonly known by the Parties as “Project Panorama” as it exists on the Effective Date (e.g., the Parties enter into “Project Panorama II”), both Parties will work in good faith to find a solution for Services and Facilities impacted by such outsourcing transaction. As part of such a solution, the Parties shall consider the timing of the termination of such Services and Facilities and the allocation between the Parties, if any, of (i) costs to decommission systems, (ii) direct and indirect costs of the administration of the subject policies, (iii) costs to eliminate stranded assets (other than allocated corporate overhead) and (iv) other related expenses in connection with ceasing such Services and Facilities. Neither Party shall have any obligation to enter into such an outsourcing transaction. If the Company or its Affiliates enter into such an outsourcing transaction but MSS or its Affiliates do not, then migration assistance, if any, to be provided by MSS and its Affiliates shall be determined in accordance with Section 2.23.

Section 6.02. Termination Charges.

(a) Upon early termination of any Scheduled Service or Scheduled Facility pursuant to Section 6.01(c), the Recipient shall reimburse the Provider the following amounts of all “kill” fees and other similar fees actually paid by such Provider or any of its Affiliates to unaffiliated third-parties that were engaged solely in order to provide such Scheduled Service or Scheduled Facility, which fees were incurred in connection with the early termination of the Scheduled Service or Scheduled Facility and to the extent such “kill” fees and similar fees would not have been incurred had the Recipient continued to receive the applicable Scheduled Service or Scheduled Facility for the originally contemplated Scheduled Term thereof: (i) during the Initial Scheduled Term – fifty percent (50%) of all such fees; and (ii) during the Extended Scheduled Term – one hundred percent (100%) of all such fees. In addition, upon early termination of any Scheduled Service or Scheduled Facility pursuant to Section 6.01(c), the Recipient shall reimburse the Provider for any costs that would not have been incurred had the Recipient continued to receive the applicable Scheduled Service or Scheduled Facility for the originally contemplated Scheduled Term or Extended Scheduled Term thereof, as the case may be. Each Provider shall use commercially reasonable efforts to minimize the existence and amount of such early termination charges, “kill” fees and other amounts otherwise due and payable under this Section 6.02. All termination charges, “kill” fees and other amounts due and payable under this Section 6.02 shall be due and payable to the Provider in accordance with Article III.

(b) If all or a portion of the Scheduled Service Charge for a Scheduled Service or access to a Scheduled Facility is a Pass-Through Charge or includes a payment to an unaffiliated third-party, which payment can be reduced by the early reduction or early termination of the Scheduled Service or access to the Scheduled Service, then if a Recipient reduces or terminates such Scheduled Service or access to a Scheduled Facility pursuant to Section 6.01(c)(i) and the notice period for reduction or termination by the Provider or its Affiliate of such unaffiliated third party is greater than 30 days but less than 181 days, then (i) the Recipient shall provide a notice of termination pursuant to Section 6.01(c)(i) that is greater than such notice period for termination by Provider or (ii) the Recipient shall pay the difference in Pass-Through Charges or payments to the unaffiliated third-party attributable to the difference in notice that the Recipient provided to the Provider and the amount of notice that the Provider or its Affiliate would need to give to the third party so as to attain the reduction or cancelation. For example, if a vendor of a Pass-Through Service requires the Provider to provide 90 days’ prior notice to reduce or terminate a service that Recipient receives hereunder, then Recipient would either need to give 91 days’ advance notice to terminate such Service and bear no additional Pass-Through Charge for such Service upon termination or the Recipient could provide 30 days’ prior notice of termination and would pay 61 additional days of Pass-Through Charges after termination of the Service.

Section 6.03. Effect of Termination.

(a) Upon termination of any Service or access to any Facility in accordance with this Agreement and subject to Section 6.02, the Provider of such terminated Service or access to the applicable Facility shall have no further obligation to provide such terminated Service or access to the applicable Facility, and the Recipient of such terminated Service or access shall have no obligation to pay any Service Charges, Pass-Through Charges and other amounts thereto; provided that such Recipient shall remain obligated to the Provider for any and all amounts due and payable in respect of such terminated Service or access provided prior to the effective date of termination. Any and all licenses to Intellectual Property granted to a Recipient and/or Provider hereunder in connection with the provision of a terminated Service or terminated access to a Facility shall immediately cease upon such termination, except to the extent such Intellectual Property is needed for the relevant Recipient to fulfill its obligations under, or obtain the benefits under, this Agreement or the other Transaction Documents.

(b) As promptly as practicable upon termination of this Agreement, or, if applicable, upon earlier termination of any particular Service or access to a Facility (i) each Party shall deliver, or shall cause to be delivered to the other Party, all materials and property in its possession or control (or the possession or control of an Affiliate) that are owned by or licensed to the other Party or its Affiliates (including any Work Product owned by such Party or its Affiliates in whatever state of completion as well as any data and Confidential Information owned, licensed or leased by such Party), and (ii) subject to any Transaction Document to the contrary, each Party shall make a good faith effort to delete from its Systems (and use commercially reasonable efforts to cause Providers that are not its Affiliates to delete from their Systems) all Work Product, data and Confidential Information owned, licensed or leased by the other Party or its Affiliates that are no longer needed for such Party to fulfill its obligations under, or obtain the benefits under, this Agreement or the other Transaction Documents. Notwithstanding the foregoing, nothing herein shall require either Party to delete any Confidential Information data or Work Product from any back-up or disaster recovery media; provided that such Work Product data and Confidential Information is not accessed or used for any purpose other than restoration of information and data of such Party commingled with such Work Product and Confidential Information; provided, further, that such back-up or disaster recovery media is securely disposed of or recycled in accordance with the Party’s policies and practices, which in all cases shall be commercially reasonable and meet industry standards.

(c) In the event that a Provider or its Affiliates have purchased any resources in the name of or on behalf of the Recipient or its Affiliates and has fully charged such purchase as a Pass-Through Charge or if a Provider has licensed any resources solely in connection with the provision of the Services or access to the Facilities for the Recipient or its Affiliates and fully charged such license as a Pass-Through Charge (each, an “Acquired Resource”), then upon payment of such Pass-Through Charge, the Provider shall: (i) transfer to the Recipient all right, title and interest that such Provider holds in such Acquired Resource, including any necessary documentation to evidence transfer of ownership, and (ii) deliver such Acquired Resource to such Recipient at no additional charge, except for any charges, if any, incurred by such Provider in transferring such Acquired Resource, which shall be paid by such Recipient, upon the termination of the last Service or termination of access to the last Facility hereunder for which such Acquired Resource is necessary; provided, however, that for any Acquired Resource that is a license for Intellectual Property, the Provider shall be obligated to transfer and deliver such Acquired Resource to the Recipient only if it has licensed such Acquired Resource in the name of or on behalf of such Recipient or its Affiliates. The Provider shall exercise its commercially reasonable efforts to license any Acquired Resource in the name of or on behalf of the Recipient or its Affiliates and, in the event it is unable to do so or reasonably believes it will not be able to do so, it shall so notify such Recipient in writing prior to acquiring or attempting to acquire such license and such Provider and Recipient shall discuss in good faith commercially reasonable alternatives that could be licensed in the name of or on behalf of such Recipient or its Affiliates; provided, however, that if such Provider and Recipient do not agree to a commercially reasonable alternative within fifteen (15) days of commencement of such good faith discussions, the Recipient shall provide written notice to the Provider that either (x) states that the Provider may license such Acquired Resource in the name of the Provider or (y) provides notice, under Section 6.01(c), of termination of the Service for which the Intellectual Property is required. The Provider shall not be liable for any delay in the provision of a Service or access to Facility that occurs during the fifteen (15) day discussion period between the Parties solely to the extent that such delay is caused by the inability to obtain the Acquired Resource in the name of the Recipient. Each Party shall from time to time, and shall cause its Affiliates to, execute any documents and take any other actions reasonably requested by the other Party to effectuate the intent of this Section 6.03(c), and the Recipient shall reimburse the Provider or its Affiliates the Agreed Price related to such actions.

(d) In connection with the termination of this Agreement, Article I, Article V, Article VII, Section 2.19, Section 6.02, this Section 6.03 and Section 6.04, and liability for all amounts due and payable under this Agreement shall continue to survive indefinitely.

Section 6.04. Force Majeure.

(a) No Party (or any Person acting on its behalf) shall have any liability or responsibility for any interruption, delay or other failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of a Force Majeure, provided that such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of a Force Majeure on its obligations, including, if applicable, implementing its disaster recovery and/or business continuity plans. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice (orally or in writing) to the applicable service manager and Contract Manager of any suspension of the Services or access to the Facilities as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such non-performing Party shall resume the performance of such obligations as soon as reasonably practicable upon the cessation of such Force Majeure and its effects.

(b) During the period of a Force Majeure affecting the Provider, the Recipient shall be entitled to seek an alternative service provider with respect to the Services affected or access to the Facilities affected and the incremental cost increase for any such alternative service provider shall be split equally by such Provider and Recipient during the Initial Scheduled Term and shall be paid by such Recipient during any Extended Scheduled Term. If a Force Majeure shall continue to exist for more than fifteen (15) consecutive days during an Initial Scheduled Term, the Recipient shall be entitled to permanently terminate the Services affected or access to the Facilities affected upon notice in accordance with Section 7.03 and with no termination charges due pursuant to Section 6.02 or otherwise in connection with such termination; if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days during an Extended Scheduled Term, either Party shall be entitled to permanently terminate the Services affected or access to the Facilities affected upon notice in accordance with Section 7.03 and, if Recipient terminates the Services or access to the Facilities, Recipient shall pay the termination charges due pursuant to Section 6.02. The Recipient shall be relieved of the obligation to pay any Service Charges, Pass-Through Charges and other amounts for the provision of the affected Services or access to the affected Facilities that accrued for the period that such Services and access were suspended.

ARTICLE VII

GENERAL PROVISIONS

Section 7.01. Treatment of Confidential Information.

(a) Each Party shall not, and shall cause other Persons under its control (including Affiliates and Representatives) that are providing or receiving the Services or access to the Facilities or that otherwise have access to information of the other Party that is confidential or proprietary, including Personally Identifiable Information and Work Product (“Confidential Information”), not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party that after the Effective Date (other than such Confidential Information that is generated between the Effective Date and the Disaffiliation Date which is known to the other Party because of their status as Affiliates and which relates to such status) is provided or that becomes known or available pursuant to or as a result of the carrying out of the provisions of this Agreement; provided, however, that each Party may disclose (subject to applicable Law) Confidential Information of the other Party to the Providers and the Recipients and their respective Representatives, in each case who (x) require such information in order to perform their duties in connection with this Agreement and (y) have agreed to maintain the confidentiality of such information consistent with the terms hereof; and provided, further, that each Party may disclose (subject to applicable Law) Confidential Information of the other Party (other than Personally Identifiable Information) if (i) any such Confidential Information is or becomes generally available to the public other than (A) in the case of the Company, as a result of disclosure by MSS or the other Parent Group Members or any of their respective Representatives and (B) in the case of MSS, as a result of disclosure by the Company, any other Company Group Member (after the Effective Date) or any of their respective Representatives, (ii) any such Confidential Information (including any report, statement, testimony or other submission to a Governmental Entity) is required by applicable Law, Governmental Order, professional standard of an organization to which the Person is a member (such as FINRA), legal process (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or such Governmental Entity to be disclosed, after prior notice in accordance with Section 7.03(b) has been given to the other Party to the extent such notice is permitted by applicable Law, provided that no such notice is required if prohibited by applicable Law, (iii) any such Confidential Information was or becomes available to such Party on a non-confidential basis and from a source (other than a Party to this Agreement or any Affiliate or Representative of such Party) that is not known to you to be subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information, (iv) any such Confidential Information is independently developed after the Effective Date without reference information that is to be kept confidential under this Article VII or (v) the other Party has provided prior written consent that the disclosing Party may disclose such Confidential Information.

(b) Notwithstanding anything to the contrary contained herein, regardless of whether the Company is still an Affiliate of the Parent, the Parties acknowledge and agree that the Parent Group and their respective Representatives may, without notifying the Company or any other Person, share any information relating to or obtained from the Company Group (or any Affiliates of the Company Group) with (1) the Federal Reserve Bank of New York and its Representatives, (2) the Board of Governors of the Federal Reserve System and its Representatives, (3) the Federal Deposit Insurance Corporation and its Representatives and (4) the Financial Stability Oversight Council and its Representatives, (5) the Internal Revenue Service or any other US taxing authority ((1), (2), (3), (4) and (5) collectively, the “Government Recipients”), in each case as MSS or the other Parent Group Members deem may be reasonably necessary or advisable in its good faith judgment; provided that MSS shall, to the extent permitted under applicable law, request or cause to be requested confidential treatment of any of information (the “Company Confidential Information”) relating to or obtained from the Company Group (or any Affiliates of the Company Group) which is Confidential Information. Subject to applicable Law, MSS shall promptly notify the Company in the event MSS learns that any Government Recipient has been requested or required to disclose any Company Confidential Information or has taken any action that, if taken by MSS or the other Parent Group Members, would be deemed a breach of this Section 7.01.

(i) Each Party shall, and shall cause its Affiliates to, (A) comply with any applicable Laws, its respective internal policies and any commitments in writing in its respective privacy policies, agreements with or notices to its applicable past, present or prospective customers, claimants, beneficiaries, employees or agents, or with respect to privacy or data security relative to Personally Identifiable Information (including with respect to its applicable past, present or prospective customers, claimants, beneficiaries, employees or agents), including its use and transfer; (B) take appropriate technical and organizational measures to protect Personally Identifiable Information against accidental or unlawful destruction or accidental loss, alteration or processing; and (C) implement and maintain adequate administrative, technical and physical safeguards and measures in conformity with commercial standards, including a written information security program to protect the security and confidentiality of such Personally Identifiable Information in compliance with all applicable Privacy Laws and other applicable Laws.

(ii) The Parties shall cooperate to obtain all such consents, registrations and notifications as may be required to enable the applicable Providers to Process the Personally Identifiable Information to the extent necessary to provide the Services or access to Facilities hereunder.

(iii) Upon or at any time after the termination of a Service or access to a Facility or upon the written request of a Recipient that has provided Personally Identifiable Information to a Provider, the Provider shall return to such Recipient any Personally Identifiable Information in such Provider’s possession in connection with the provision of the terminated Service or access to a Facility as requested by such Recipient, except to the extent that such Provider is required to retain such Personally Identifiable Information in accordance with applicable Laws or such Provider’s own data retention policies.

(c) To the extent that a Provider receives, creates, has access to, uses or maintains Protected Health Information of a Recipient regarding individuals who are applicants for, owners of, or eligible for benefits under certain health insurance products and optional riders offered by or through a Recipient or its Affiliates in accordance with requirements of HIPAA and related regulations, as may be amended from time to time, such Provider agrees to the following requirements:

(i) Provider shall not use or disclose PHI except (i) to perform functions, activities, or Services for, or on behalf of, such Recipient as specified in this Agreement and consistent with applicable Law, or (ii) for proper management or administration of Provider or its Affiliates, to the extent that such use or disclosure is permitted or required by applicable Law.

(ii) Provider shall use appropriate safeguards to prevent use or disclosure of PHI other than as permitted by this Agreement, and to implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of the electronic PHI that Provider creates, receives, maintains, or transmits on such Recipient’s behalf. Provider shall comply with all applicable privacy and security provisions of 45 C.F.R. part 164.

(iii) Provider shall promptly report to such Recipient any use or disclosure of, or any security incident relating to PHI not permitted by this Agreement of which Provider becomes aware and, to the extent caused by Provider’s breach, cure the breach and end the violation.

(iv) Provider shall ensure that any vendor who may receive or have access to such Recipient’s PHI agrees to the same restrictions and conditions that apply to Provider with respect to PHI hereunder and agrees to implement reasonable and appropriate safeguards to protect it.

(v) Provider shall promptly, upon such Recipient’s request, provide such Recipient with any PHI or information relating to PHI, as is necessary to provide individuals with access to, amendment of, and an accounting of disclosures of their PHI.

(vi) Provider shall make internal practices, books, and records (including policies and procedures) about the use and disclosure of such Recipient’s PHI available to the Secretary of the Department of Health and Human Services, in a time and manner mutually agreed to or designated by the Secretary of the Department of Health and Human Services, to determine such Recipient’s compliance with the HIPAA Privacy Rule (located at 45 C.F.R. Part 160 and Subparts A and E of Part 164).

(vii) Upon termination of this Agreement, at such Recipient’s direction, Provider will either return or destroy all of such Recipient’s PHI that Provider maintains in any form and retain no copies. If such return or destruction is not feasible, Provider shall extend the confidentiality protections of this Agreement to the PHI beyond such termination, in which case any further use or disclosure of the PHI will be solely for the purposes that make return or destruction infeasible. Destruction without retention of copies is deemed “infeasible” if prohibited by applicable Law or if not practicably removed from backup media.

Section 7.02. Security Incidents.

(a) In the event that either Party discovers a (i) any material breach of its security safeguards or measures or the Systems used to provide the Services or access to the Facilities including any incidents that are the subject of Section 2.17(g) or (ii) any breach or threatened breach of its security safeguards or measures that involves or may reasonably be expected to involve unauthorized access, disclosure or use of the other Party’s Confidential Information, including Personally Identifiable Information (each of (i) and (ii), a “Security Incident”), such Party shall, at its cost, (x) promptly (both orally, if practicable, and in any event in writing) notify the other Party of said Security Incident and (y) fully cooperate with the other Party (I) to take commercially reasonable measures necessary to control and contain the security of such Personally Identifiable Information, (II) to remedy any such Security Incident, including using commercially reasonable best efforts to identify and address any root causes for such Security Incident and (III) to keep such other Party advised of all material measures taken and other developments with respect to such Security Incident.

(b) Each Provider shall take all reasonable and appropriate steps, in consultation with the applicable Recipient, to protect the Systems and Confidential Information and to remediate unauthorized access to, disclosure of or use of any Systems or Confidential Information arising from a Security Incident or otherwise. Each modification requested by a Recipient to protect its System and/or Confidential Information shall be deemed a Change subject to the provisions of Section 2.12; provided, however, that any such approved modification request implemented to remediate a Security Incident shall be implemented at the sole cost of the Provider that experienced the Security Incident.

(c) Subject to requirements of applicable Law, the Party whose Personally Identifiable Information is subject to a Security Incident shall have the exclusive right, to provide notice of any Security Incident as applicable to its past, present or prospective customers, claimants, beneficiaries, employees or agents or any other individuals whose Personally Identifiable Information was subject to the Security Incident, and any law enforcement authority or Governmental Entity at the sole cost of the Provider that experienced the Security Incident; provided that if requirements of applicable Law prohibit the Party whose core information is subject to the Security Incident from having the exclusive right to provide such notice, the Parties shall cooperate to the fullest extent permitted by requirements of applicable Law to provide a mutually acceptable notice.

(d) Any disputes arising under this Section 7.02 shall be rapidly and timely escalated and resolved in accordance with Section 7.09(a)(i) on an expedited basis.

Section 7.03. Notices. Except as otherwise expressly provided herein, all notices, requests, claims, or demands provided for hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the relevant Persons at the applicable address(es) below (or at such other address as shall be specified in a notice given in accordance with this Section 7.03), along with a copy via e-mail to [TBD]@metlife.com (in the case of notices, requests, claims, or demands to MSS and/or the Parent) and [TBD]@brighthousefinancial.com (in the case of notices, requests, claims, or demands to the Company and/or BHF) and with optional courtesy copies to such Persons and the Contract Managers by e-mail; provided, however, that the following shall not be deemed “notices” under this Section 7.03: (i) communications concerning a disputed amount pursuant to Section 3.02, other than the initial written notice of such disputed amount and (ii) communications concerning a Dispute pursuant to Section 7.09(a) other than the Notice of Dispute).

(i)	if to MSS:

MetLife Services and Solutions, LLC

200 Park Avenue

New York, NY 10166

Attention: Joseph Cohen, Senior Vice President

with a copy to:

MetLife

200 Park Avenue

New York, NY 10166

Attention: General Counsel

(ii)	if to the Parent:

MetLife

200 Park Avenue

New York, NY 10166

Attention: Adam Hodes, Executive Vice President, Mergers & Acquisitions

with a copy to:

MetLife

200 Park Avenue

New York, NY 10166

Attention: General Counsel

(iii)	if to the Company:

Brighthouse Services, LLC

Gragg Building

11225 North Community House Road

Charlotte, NC 28277

Attention: Eric T. Steigerwalt, Chief Executive Officer

with a copy to:

Brighthouse Services, LLC

Gragg Building

11225 North Community House Road

Charlotte, NC 28277

Attention: Christine M. DeBiase, Senior Vice President and Secretary

(iv)	if to BHF:

Brighthouse Financial, Inc.

Gragg Building

11225 North Community House Road

Charlotte, NC 28277

Attention: Eric T. Steigerwalt, President and Chief Executive Officer

with a copy to:

Brighthouse Financial, Inc.

Gragg Building

11225 North Community House Road

Charlotte, NC 28277

Attention: Christine M. DeBiase, General Counsel and Secretary

Section 7.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 7.05. Entire Agreement. Except as otherwise expressly provided herein, this Agreement, any agreement for the provision of TPA Services or TSA Broker-Dealer Services, and the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of MSS and/or its Affiliates, on the one hand, and the Company and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement.

Section 7.06. Assignment. This Agreement shall not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of the Parties; provided, however, that either Party may assign any or all of its rights and obligations hereunder to any of its Affiliates so long as such assignment does not release such Party from any liability hereunder incurred prior to such assignment. Any attempted assignment in violation of this Section 7.06 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their successors and permitted assigns.

Section 7.07. No Third-Party Beneficiaries. Except as set forth in Article V with respect to MSS Indemnified Parties and Company Indemnified Parties, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any policyholder of the Parent Group or the Company Group) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08. Amendment; Waiver. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all the Parties. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.09. Dispute Resolution.

(a) Any dispute, controversy, or claim arising from, relating to, or in connection with this Agreement, the transactions contemplated by this Agreement and all claims and defenses arising out of or relating to any such transaction or this Agreement or the formation, breach, termination, or validity thereof (a “Dispute”) other than indemnity claims which are addressed in Section 5.04 and Section 5.05 shall be resolved as follows: the service managers of the Parties most immediately responsible for the issue giving rise to the Dispute shall seek to resolve such Dispute through informal good faith negotiation. If the Dispute is not resolved at that level of management, then the Dispute shall be escalated to the MSS Contract Manager and the Company Contract Manager for resolution in good faith. In the event such Contract Managers fail to meet or, if they meet, fail to resolve the Dispute within ten (10) Business Days (or such longer time as the Contract Managers may agree), then the claiming Party shall provide the other Party with a written “Notice of Dispute”, describing the nature of the Dispute, and the Dispute shall be escalated to the members of senior management of the Parties for resolution in good faith. In the event such members of senior management fail to meet, or if they meet, fail to resolve the Dispute within ten (10) Business Days after such Dispute has been escalated to them by the Contract Managers, then the Dispute shall be escalated to the Executive Vice President and Head of Global Technology and Operations for Parent and the Chief Executive Officer and President for BHF, or their respective designees for resolution in a good faith. If such executives or their respective designees fail to resolve the Dispute within five (5) Business Days, the Parties shall retain all rights under applicable Law and this Agreement with respect to such Dispute. Except as otherwise set forth in Section 7.09(b), the procedures set forth in this Section 7.09(a) must be satisfied as a condition precedent to a Party commencing any dispute resolution procedures pursuant to Section 7.09(c), and a Party’s failure to comply with such procedures shall constitute cause for the dismissal without prejudice of any such proceeding.

(i) Notwithstanding the foregoing, in the event of a Dispute arising under Section 2.03(b), Section 2.11(a), Section 2.12(c), Section 2.12(d), Section 2.17(g), Section 2.23, Section 3.02, Section 6.01(a) or Section 7.02(d), or as otherwise agreed to by the Parties in writing, the Dispute shall be immediately referred to the Contract Managers, who shall have five (5) Business Days to resolve the Dispute (or such shorter time if the Contract Managers agree that they cannot resolve the Dispute) before escalation to the senior management along with the applicable Notice of Dispute. Thereafter, the procedures and time frames set out beginning in the fourth sentence of Section 7.09(a) shall apply.

(ii) Each Party may replace the designated member of senior management or executive level administrative officer with an employee or officer with comparable knowledge, expertise and decision-making authority from time to time upon written notice to the other Party pursuant to Section 7.03(b). The applicable Party shall use commercially reasonable efforts to provide at least thirty (30) days prior written notice of any such change.

(b) Notwithstanding any other provisions herein to the contrary, each Party hereby acknowledges that money damages may be an inadequate remedy for a breach or anticipated breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered in the event that this Agreement is breached. Therefore, in the event of a breach or anticipated breach of this Agreement by the other Party or its Affiliates, and notwithstanding anything to the contrary contained herein, each Party may, in addition to any other remedies available to it, seek an injunction, on written notice to the other Party in accordance with Section 7.03(b) in a state or federal court located in the county of New York to prohibit such breach or anticipated breach. Each Party acknowledges and agrees that an injunction is a proper, but not exclusive, remedy available to each Party and that the harm from any breach or anticipated breach of the covenants set forth in this Agreement would be irreparable and immediate.

(c) Except as provided by Section 7.09(b), and subject to complying with Section 7.09(a), the provisions of Sections 6.3 and 6.4 of the Master Separation Agreement shall apply mutatis mutandis to this Agreement.

Section 7.10. Governing Law. This Agreement, all transactions contemplated by this Agreement and all claims and defenses arising out of or relating to any such transaction or this Agreement or the formation, breach, termination or validity of this Agreement, shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York without giving effect any conflicts of Law to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

Section 7.11. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include any other gender as the context requires; (b) references to the terms Preamble, Recital, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” means U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement means “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof”, “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section unless expressly stated otherwise; (g) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (1) the corresponding rules and regulations and (2) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; and (l) for the avoidance of doubt, the Separation Date and Disaffiliation Date may be the same day or may be two distinct days.

Section 7.12. Obligations of Parties. Each obligation of a Provider hereunder to take (or refrain from taking) any action hereunder shall be deemed to include an undertaking (a) if the Provider is not the Company or any of its Affiliates, by MSS to, and to cause such Provider to, take (or refrain from taking) such action and (b) if the Provider is not MSS or any of its Affiliates, by the Company to, and to cause such Provider to, take (or refrain from taking) such action. Each obligation of a Recipient or any of its Affiliates hereunder to take (or refrain from taking) any action hereunder shall be deemed to include an undertaking (i) if the Recipient is not MSS or any of its Affiliates, by the Company to, and to cause such Recipient or such Affiliate to, take (or refrain from taking) such action, and (ii) if the Recipient is not the Company or any of its Affiliates, by MSS to, and to cause such Recipient or such Affiliates to, take (or refrain from taking) such action.

Section 7.13. Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

ARTICLE VIII

OBLIGATIONS OF PARENT AND BHF

Section 8.01. Obligations of Parent. Parent shall cause each Parent Group Member to take all necessary actions (a) for such Parent Group Member to perform its obligations hereunder to the extent that MSS is unable to cause such Parent Group Member to do so or (b) to perform MSS’s obligations to the extent MSS is unable to do so, in either case, including requiring such Parent Group Member to make payments due from any Parent Group Member pursuant to Articles III and V hereunder.

Section 8.02. Obligations of BHF. BHF shall cause each Company Group Member to take all necessary actions (a) for such Company Group Member to perform its obligations hereunder to the extent that the Company is unable to cause such Company Group Member to do so or (b) to perform the Company’s obligations to the extent that the Company is unable to do so, in either case, including requiring such Company Group Member to make payments due from any Company Group Member pursuant to Articles III and V hereunder.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

METLIFE SERVICES AND SOLUTIONS, LLC

By:
Name:
Title:

FOR PURPOSES OF ARTICLE VIII ONLY
METLIFE, INC.

By:
Name:
Title:

Signature Page of

Transition Services Agreement

BRIGHTHOUSE SERVICES, LLC

By:
Name:
Title:

FOR PURPOSES OF ARTICLE VIII ONLY

BRIGHTHOUSE FINANCIAL, INC.

By:
Name:
Title:

Signature Page of

Transition Services Agreement